   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         VIRGINIA                    6211                    54-1870350
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                         1001 NINETEENTH STREET NORTH
                              ARLINGTON, VA 22209
                                (703) 312-9500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             ROBERT S. SMITH, ESQ.
                                GENERAL COUNSEL
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                         1001 NINETEENTH STREET NORTH
                              ARLINGTON, VA 22209
                                (703) 312-9500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
       CRAIG M. WASSERMAN, ESQ.                 HOWARD B. ADLER, ESQ.
    WACHTELL, LIPTON, ROSEN & KATZ           GIBSON, DUNN & CRUTCHER LLP
          51 WEST 52ND STREET               1050 CONNECTICUT AVENUE N.W.
          NEW YORK, NY 10019                   WASHINGTON, D.C. 20036
            (212) 403-1000                         (202) 955-8589

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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                                                            PROPOSED
                                              PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE        AMOUNT TO BE   OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED            REGISTERED       PER UNIT     PRICE (1)       FEE
-----------------------------------------------------------------------------------
 Class A Common Stock,
  par value $0.01 per
  share................   7,793,579 shares      $20       $155,871,580  $53,748.82

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

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                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                             CROSS-REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

          ITEM NUMBER AND HEADING IN FORM S-1
                REGISTRATION STATEMENT                        LOCATION IN PROSPECTUS
------------------------------------------------------- ---------------------------------
1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus..................... Outside Front Cover Page
2.Inside Front and Outside Back Cover Pages of          Inside Front Cover Page; Outside
 Prospectus............................................ Back Cover Page
3.Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges.......................... Prospectus Summary; Risk Factors
4. Use of Proceeds..................................... Use of Proceeds
                                                        Outside Front Cover Page;
5. Determination of Offering Price..................... Underwriting
6. Dilution............................................ Dilution
                                                        Principal and Selling
7. Selling Security Holders............................ Shareholders
8. Plan of Distribution................................ Outside and Inside Front Cover
                                                        Pages; Underwriting; Outside Back
                                                        Cover Page
9. Description of Securities to Be Registered.......... Prospectus Summary;
                                                        Capitalization; Description of
                                                        Capital Stock; Shares Eligible
                                                        for Future Sale
10. Interests of Named Experts and Counsel............. Legal Matters
11. Information with Respect to the Registrant......... Outside and Inside Front Cover
                                                        Pages; Prospectus Summary; Risk
                                                        Factors; Certain Transactions
                                                        Occurring Prior to Offering; Use
                                                        of Proceeds; Dividend Policy;
                                                        Dilution; Capitalization;
                                                        Selected Consolidated Financial
                                                        Data; Management's Discussion and
                                                        Analysis of Financial Condition
                                                        and Results of Operations;
                                                        Business; Management; Certain
                                                        Transactions; Principal and
                                                        Selling Shareholders; Description
                                                        of Capital Stock; Shares Eligible
                                                        for Future Sale; Consolidated
                                                        Financial Statements; Outside
                                                        Back Cover Page
12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..... Management

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1997

PROSPECTUS
                                7,793,579 SHARES

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                              CLASS A COMMON STOCK

  Of the 7,793,579 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation ("FBR" or the "Company"), offered hereby (the "Offering"), 5,000,000 are being issued and sold by the Company and 2,793,579 are being sold by certain shareholders (the "Selling Shareholders") of the Company. The Company will not receive any of the proceeds of the sale of shares by the Selling Shareholders. Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price will be between $18.00 and $20.00 per share. The initial public offering price will be determined by agreement among the Company, the Selling Shareholders and the Underwriters (as defined herein) in accordance with the recommendation of a "qualified independent underwriter" as required by Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for the listing of the Class A Common Stock on the New York Stock
Exchange, Inc. ("NYSE") under the symbol "    ."

  The Company has two classes of stock outstanding: Class A Common Stock and Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"). Class A Common Stock and Class B Common Stock have identical dividend and other rights, except that Class A Common Stock has one vote per share and Class B Common Stock has three votes per share. Class B Common Stock is convertible into Class A Common Stock upon sale or transfer to certain third parties not affiliated with the Company. See "Description of Capital Stock--Common Stock."

  Up to 779,356 shares of Class A Common Stock are being reserved for sale to certain existing shareholders and other employees of the Company at the initial public offering price less underwriting discount (the "Direct Offering"). See "Direct Offering."

                                --------------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE .
                                --------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROCEEDS TO
                               PRICE TO UNDERWRITING PROCEEDS TO     SELLING
                                PUBLIC  DISCOUNT(1)  COMPANY(2)  SHAREHOLDERS(2)

--------------------------------------------------------------------------------
Per Share..................... $          $            $             $
Total (3)..................... $          $            $             $

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(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Not including expenses payable by the Company, estimated at $      .
(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,169,037 additional shares of Class A Common Stock solely to cover over-allotments, if any (the "Over-allotment Option"). If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds to the Selling Shareholders will be
    $    , $    , $    and $    , respectively. See "Underwriting."

                                  -----------

  The shares of Class A Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about          , 1997 at the office of Friedman, Billings,
Ramsey & Co., Inc. in Arlington, Virginia.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.___________________LAZARD FRERES & CO. LLC

                                         , 1997

  The Company intends to distribute to its shareholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF CLASS A COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN CLASS A COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF CLASS A COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following Summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The terms "FBR" and the "Company," as used herein, refer to Friedman, Billings, Ramsey Group, Inc. and its predecessors and its consolidated subsidiaries, unless the context otherwise requires.

                                  THE COMPANY

  FBR is a full service investment banking firm focused on investment banking, research, institutional brokerage and asset management. FBR's strategy since inception has been to target specific industry sectors where it believes it can develop a unique research perspective. The Company then leverages this research perspective with its capital markets expertise to provide value for its clients. Using this approach, FBR has achieved a 48% compounded annualized growth rate in revenues since its inception in 1989. FBR believes the success of its strategy is further demonstrated by its increasing market presence and the aftermarket performance of the companies for which it has acted as lead or co-manager. Year to date as of October 17, 1997, FBR was ranked fourth in terms of lead managed U.S. issuer initial public offering ("IPO") dollar volume behind Goldman, Sachs & Co., Merrill Lynch & Co., and Morgan Stanley & Co., and for the period from January 1, 1996 until October 17, 1997 was ranked #1 in aftermarket performance of domestic IPOs, according to CommScan EquiDesk.

  FBR was founded in 1989 with the philosophy that an employee-friendly corporate culture would enhance performance results. FBR strives to maintain excellent employee relations through policies designed to create an enjoyable work environment for all employees such as flexible dress code, vacation policy and maternity leave. Other non-traditional benefits at FBR include corporate retreats, corporate gym and employee directed Company charitable donations. In addition, the Company has emphasized training and promoting its employees from within. The Company believes that it is as a result of this culture that FBR has experienced less than 3% in professional employee turnover per year since inception. Low turnover has enhanced the Company's growth and efficiency.

  Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both the companies accessing those markets and investors. The Company believes that in recent years, an increase in non-traditional issuers accompanied by significant inflows of cash into mutual funds and other managed funds has led to greater demand by both issuers and investors for focused advisory, capital markets, and capital management products and services.

  The Company seeks to identify rapidly changing industries and those that are not fully understood or appropriately valued by the market. Once an industry is identified, the Company employs substantial effort to develop a thorough understanding of the fundamentals and opportunities of that industry. The Company employs a team approach in which all of its professionals contribute to and communicate the Company's expertise in an industry. For each industry on which the Company is focused, the Company offers significant underwriting capabilities and brokerage services as well as advisory services in mergers, acquisitions and strategic partnerships. In addition, FBR's asset management activities include hedge funds and public mutual funds as well as private equity investments and mezzanine finance in such industries.

  FBR believes its strategy and culture has and will enable it to succeed in this changing marketplace. Since commencing its investment banking activities in 1992, FBR has never failed to complete a capital raising transaction it has brought to the public market as lead underwriter. Since its inception, FBR has completed $3.2 billion in mergers and $10.3 billion in capital raising transactions which span a wide range of geographic regions and security types and a growing variety of industry sectors. FBR's current capital raising backlog of transactions in process represents a potential transaction value equal to $4 to $5 billion.

  FBR has also applied its research focus and team-based approach to its asset management activities. The flagship FBR hedge fund, FBR Ashton, Limited Partnership, has provided annualized internal rates of return since inception in March 1992 of 45% gross and 36.6% net to its limited partners through September 30, 1997. FBR's three public mutual funds have provided total net return for the nine months ended September 30, 1997 of 34.2%, 41.6% and 39.2%. The amount of assets under management have grown from $119.3 million at the beginning of 1996 to over $414 million as of September 30, 1997, representing 247% growth.

  FBR's revenues grew from $57.2 million for the year ended December 31, 1995, to $109.9 million, representing an increase of 92% for the year ended December 31, 1996, and from $58.2 for the nine months ended September 30, 1996, to $134.9 million for the nine months ended September 30, 1997, representing an increase of 132%. FBR believes that its revenue growth, as well as the superior performance of its capital transactions and managed products, are the result of the Company's focus and dedication to developing research, capital markets and asset management expertise within a growing number of strategic industry sectors. FBR believes that its ability to combine superior industry knowledge with its capital markets expertise has made FBR a leading provider of investment banking, brokerage and asset management services and the largest independent investment bank in the rapidly- growing Washington, D.C. metropolitan area.

  FBR maintains executive offices in the Washington, D.C. area at Potomac Tower, 1001 Nineteenth Street North, Arlington, VA 22209; the telephone number is (703) 312-9500. The Company also maintains offices in Irvine, California; Boston, Massachusetts; and London, England. FBR's home page is located on the world wide web at http://www.fbr.com. Information contained on the Company's home page shall not be deemed to be a part of this Prospectus.

                   STRATEGIC RELATIONSHIP WITH PNC BANK CORP.

  To further enhance its market position, FBR has formed a strategic business relationship with PNC Bank Corp. ("PNC"), a diversified financial services company headquartered in Pittsburgh, pursuant to which PNC has agreed to acquire 4.9% of the outstanding Common Stock upon the closing of the Offering, and FBR and PNC will work together on an arms-length basis to refer potential business to each other. FBR will be the exclusive independent broker-dealer to which PNC refers underwriting and high yield business that is not conducted by PNC and PNC will work with FBR to provide enhanced derivatives, asset securitization, bridge lending and other bank debt financing products to FBR's client base. See "Business -- Strategic Business Relationship with PNC Bank Corp."

                              RECENT DEVELOPMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  For the year to date through October 31, 1996, and through October 31, 1997, the Company's results of operations were:

                                                           TEN MONTHS ENDED
                                                             OCTOBER 31,
                                                      --------------------------
                                                                       PRO FORMA
                                                       1996   1997(1)   1997(2)
                                                      ------- -------- ---------
                                                      (IN THOUSANDS, EXCEPT PER
                                                             SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
REVENUES:
  Investment banking(3).............................. $30,714 $102,660 $102,660
  Corporate finance fees.............................   4,371   40,807   40,807
  Principal transactions.............................  20,458   15,046   15,046
  Agency commissions.................................   5,880    9,316    9,316
  Asset management fees(4)...........................   2,841    6,268    6,268
  Interest and dividends.............................   2,617    3,872    3,872
                                                      ------- -------- --------
    Total revenues...................................  66,881  177,969  177,969
EXPENSES:
  Compensation and benefits(2).......................  33,304  112,532   97,883
  Brokerage and clearance............................   2,685    3,477    3,477
  Occupancy and equipment............................   1,227    2,151    2,151
  Communications.....................................     926    1,710    1,710
  Interest...........................................   2,206    2,601    2,601
  Other..............................................   7,785   20,935   20,935
                                                      ------- -------- --------
    Total expenses...................................  48,133  143,406  128,757
                                                      ------- -------- --------
NET INCOME BEFORE TAXES..............................  18,748   34,563   49,212
  Pro forma tax provision............................   7,668   14,188   20,201
                                                      ------- -------- --------
  Pro forma net income............................... $11,080 $ 20,375 $ 29,011
                                                      ======= ======== ========
  Pro forma earnings per share....................... $  0.28 $   0.51 $   0.73
                                                      ======= ======== ========

(1) Amounts as of October 31, 1997, based on information available as of October 30, 1997.
(2) Pro forma information assumes that certain compensation programs to be adopted following the Offering had been implemented in the period presented.
(3) Does not include unrealized appreciation of $4.9 million on warrants obtained in 1997 investment banking transactions, which would result in a $2.2 million profit contribution.
(4) Does not include performance fees of approximately $11.0 million as of October 31, 1997 which would be payable at December 31, 1997 at current performance levels, which would result in a $4.9 million profit contribution.

  Net income before taxes increased $15.8 million, or 84% over the comparable 1996 period. The increase in revenues was due to an increase in investment banking and corporate finance fee revenues. Revenues for the ten months ended October 31, 1997 increased $111.1 million, or 166% over the comparable 1996 period.

                                  THE OFFERING

Class A Common Stock
 offered by the Company.....  5,000,000 shares
Class A Common Stock
 offered by the Selling       2,793,579 shares
 Shareholders...............
Class A Common Stock to be
 outstanding after the        10,000,000 shares (1)
 Offering...................
Class B Common Stock to be
 outstanding after the        35,029,000 shares
 Offering...................
Total Common Stock to be
 outstanding after the        45,029,000 shares
 Offering...................
Use of Proceeds.............  General corporate purposes and potentially repayment of certain indebtedness. The Company
                              will not receive any of the proceeds from the
                              sale of shares by the Selling Shareholders. See
                              "Use of Proceeds."
Proposed NYSE Symbol........  "       "
--------------------
(1) Excludes          shares of Class A Common Stock reserved for issuance
    under the Company's stock plans. Includes 2,206,421 shares of Class A Common Stock to be issued pursuant to an agreement between FBR and PNC in a secondary offering. See "Management" and "Business--Strategic Business Relationship with PNC Bank Corp."

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                      (UNAUDITED)
                                                                             --------------------------------
                                                                                                 SUPPLEMENTAL
                                                                                                     PRO-
                                      YEAR ENDED DECEMBER 31,                  ACTUAL              FORMA(2)
                            -----------------------------------------------  ------------------  ------------
                             1992      1993      1994      1995      1996      1996      1997        1997
                            -------  --------  --------  --------  --------  --------  --------  ------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
REVENUES(3)
 Investment banking (4)...  $ 1,771  $ 35,232  $ 30,579  $ 16,075  $ 55,159  $ 25,615  $ 67,091    $ 67,091
 Corporate finance fees...       50        75    14,427     7,224    10,361     4,370    38,618      38,618
 Principal transactions...   17,202    19,417     9,903    20,078    25,466    18,157    11,994      11,994
 Agency commissions.......    2,268     2,908     1,935     4,483     7,555     5,060     7,898       7,898
 Asset management fees
  (5).....................      116     1,164       444     6,747     7,808     2,635     6,256       6,256
 Interest and dividends...      315       456     1,713     2,558     3,554     2,382     3,061       3,061
                            -------  --------  --------  --------  --------  --------  --------    --------
 Total revenues...........   21,722    59,252    59,001    57,165   109,903    58,219   134,918     134,918
EXPENSES
 Compensation and benefits
  (6).....................   11,824    24,269    23,456    27,623    55,004    28,604    85,138      74,205
 Brokerage and clearance..    1,186     1,025     1,474     2,350     3,484     2,314     3,138       3,138
 Occupancy and equipment..      406       554       944     1,187     1,683     1,103     1,934       1,934
 Communications...........      284       354       764       823     1,109       799     1,536       1,536
 Interest.................       73       316     1,773     1,523     2,665     2,039     2,301       2,301
 Other (7)................    1,077     3,353    13,049     8,362    14,620     6,584    17,041      17,041
                            -------  --------  --------  --------  --------  --------  --------    --------
 Total expenses...........   14,850    29,871    41,460    41,868    78,565    41,443   111,088     100,155
INCOME BEFORE PRO-RATA
 SUBCHAPTER "S"
 CORPORATION STOCKHOLDER
 DISTRIBUTIONS............    6,872    29,381    17,541    15,297    31,338    16,776    23,830      34,763
 Pro-rata subchapter S
  corporation stockholder
  distributions (8).......    7,147    29,919    19,355     5,858     6,500        --        --          --
                            -------  --------  --------  --------  --------  --------  --------    --------
Net Income (loss).........  $  (275) $   (538) $ (1,814) $  9,439  $ 24,838  $ 16,776  $ 23,830    $ 34,763
                            =======  ========  ========  ========  ========  ========  ========    ========
PRO FORMA STATEMENTS OF OPERATIONS
 DATA (UNAUDITED)(9)
 Net income (loss), as
  reported................  $  (275) $   (538) $ (1,814) $  9,439  $ 24,838  $ 16,776  $ 23,830    $ 34,763
 Pro-rata S corporation
  distribution............    7,147    29,919    19,355     5,858     6,500       --        --          --
 Pro forma tax provision..   (2,833)  (12,064)   (7,347)   (5,683)  (12,628)   (6,862)   (9,783)    (14,270)
 Other pro forma
  adjustment..............      --        --        --        --     (1,416)      --     (1,416)     (1,416)
                            -------  --------  --------  --------  --------  --------  --------    --------
 Pro forma net income.....  $ 4,039  $ 17,317  $ 10,194  $  9,614  $ 17,294  $  9,914  $ 12,631    $ 19,077
                            =======  ========  ========  ========  ========  ========  ========    ========
 Pro forma earnings per
  share...................  $  0.11  $   0.48  $   0.28  $   0.26  $   0.44  $   0.25  $   0.32    $   0.48
                            =======  ========  ========  ========  ========  ========  ========    ========
 Weighted average shares
  outstanding (10)........   35,756    36,303    36,592    37,311    39,475    39,458    39,850      39,850
OPERATING DATA (UNAUDITED)
 Total employees (11).....       41        65        92       112       175       138       230         230
 Revenue per average
  employee (in thousands).     $564    $1,118      $752      $560      $766      $621      $888        $888
 Annualized return on
  average equity..........      353%      461%      143%       82%       87%       69%       59%         78%
 Compensation and benefits
  expense as a percentage
  of revenues.............     54.4%     41.0%     39.8%     48.3%     50.0%     49.1%     63.1%       55.0%
 Income before pro rata
  subchapter
  S corporation stockholder
  distributions  as a
  percentage of revenues
  (6).....................     31.6%     49.6%     29.7%     26.8%     28.5%     28.8%     17.7%       25.8%

                                  SEPTEMBER 30, 1997
                               ------------------------
                                ACTUAL  AS ADJUSTED(12)
                               -------- ---------------
CONSOLIDATED
 BALANCE SHEET
 DATA
 Total assets................. $119,215    $207,565
 Total liabilities............   61,097      68,580
 Total Shareholders' equity...   58,118     137,567
 Book value per common share
  outstanding................. $   1.45    $   3.06

--------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis of presentation.

(2) Pro forma information assumes that certain compensation programs to be adopted following the Offering had been implemented in the period presented.
(3) For a description of the items comprising each line item under Revenues see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Revenues."
(4) Amount excludes unrealized appreciation of $5.9 million on warrants obtained in 1997 investment banking transactions which are carried at $1.
(5) Does not include unrealized performance fees and special profit allocations of approximately $12.9 million as of September 30, 1997.
(6)  Excludes pro rata subchapter S corporation stockholder distributions.
(7) Includes business development, professional services and other operating expenses.
(8) Represents pro rata compensation paid to shareholders based on ownership interest as of the end of each period.
(9) For all periods presented the Company elected to be treated as a subchapter S corporation and was not subject to federal or certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status for the periods presented. Also included in the pro forma information is compensation expense associated with the issuance of book value stock within twelve months of the Offering. See Notes 2 and 3 of Notes to Consolidated Financial Statements.
(10) See Note 2 of Notes to Consolidated Financial Statements for discussion of the computation of weighted average shares outstanding.
(11) As of end of the period reported.
(12) Adjusted to give effect to (i) the sale by the Company of 5 million shares of Class A Common Stock in the Offering at an assumed initial offering price of $19.00 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds therefrom; (ii) the distribution of $7.5 million to the Company's current shareholders representing estimated subchapter S shareholder tax liability as of September 30, 1997, all of which has been reflected as accrued dividends payable; and (iii) the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering.

                                 RISK FACTORS

  THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED HEREBY:

RISKS ASSOCIATED WITH SECURITIES BUSINESS GENERALLY

  The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenues in periods of reduced demand for public offerings or reduced activity in the secondary markets and the risk of reduced spreads on the trading of securities.

RISKS OF REDUCED REVENUES DURING PERIODS OF DECLINING PRICES OR REDUCED ACTIVITY IN MARKET FOR PUBLIC OFFERINGS

  The Company's revenues are likely to be lower during periods of declining prices or inactivity in the market for securities of companies in the sectors on which the Company is focused. The Company's business is particularly dependent on the market for equity offerings by companies in the financial services, technology and real estate industries. These markets have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of newly issued securities.

  The growth in the Company's revenues has arisen in large part from the significantly increased number and size of underwritten transactions by companies in the Company's targeted industries and by the related increase in aftermarket trading for such companies. Underwriting activities in the Company's targeted industries can decline for a number of reasons. For example, market conditions for securities of companies in the financial services, technology, and real estate sectors were negatively affected by increasing interest rates during the second half of 1994, which limited the amount of underwriting and corporate finance activity through the first half of 1995. Underwriting activity may also decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates and related issues. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations or by changes in long-term prospects.

RISKS OF REDUCED REVENUES DUE TO ECONOMIC, POLITICAL AND MARKET CONDITIONS

  Reductions in public offering, merger and acquisition and securities trading activities, due to any one or more changes in economic, political or market conditions could cause the Company's revenues from investment banking, trading and sales activities to decline materially. The amount and profitability of these activities are affected by many national and international factors, including economic, political and market conditions; level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; inflows and outflows of funds into and out of mutual and pension funds; and availability of short-term and long-term funding and capital.

RISKS OF REDUCED REVENUES DUE TO DECLINING MARKET VOLUME, PRICE OR LIQUIDITY

  The Company's revenues may decrease in the event of a decline in market volume, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading activities and commissions. Lower price levels of securities may also result in a reduced volume of underwriting transactions, and could cause a reduction in revenue from corporate finance fees, as well as losses from declines in the market value of securities held in trading, investment and underwriting positions, reduced asset management fees and withdrawals of funds under management. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of issuers and counterparties to perform their obligations, as well as increases in claims and litigation. In such markets, the Company may incur reduced revenues or losses in its principal trading and market-making activities.

RISKS OF UNDERWRITING ACTIVITIES

  Participation in underwritings involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the agreed purchase price. In addition, the trend, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. Increased competition has eroded and is expected to continue to erode underwriting spreads. Another result of increased competition is that revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions. However, the Company's underwriting business is very competitive and is expected to remain so in the near future.

  Under federal securities laws, other statutes and court decisions, an underwriter may be subject to substantial liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings, and may be exposed to claims and litigation arising from such offerings. Further, underwriting commitments require a charge against net capital, and, accordingly, the Company's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the applicable net capital regulations. See "Business--Net Capital Requirements."

RISKS OF REDUCED REVENUES DUE TO FOCUS ON RELATIVELY FEW INDUSTRIES

  As a result of its dependence on revenues related to securities issued by companies in specific industry sectors, any downturn in the market for the securities of companies in these industries, or factors affecting such companies, could adversely affect the Company's operating results and financial condition. Securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors. Underwriting activities in a particular industry can decline for a number of reasons. For example, underwriting activities in the financial services industry decreased significantly starting in the third quarter of calendar 1994, after interest rates in the United States increased. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations, or by changes in long-term prospects, for particular companies, industries or industry segments.

  Financial services, technology and real estate investment trust ("REIT") transactions account for the majority of the Company's investment banking and research activities, exposing the Company to potential downturns in these industries. The Company also derives a significant portion of its revenues from institutional brokerage transactions related to the securities of companies in these sectors. In the past, revenues from such institutional brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on The Nasdaq Stock Market ("Nasdaq") or the NYSE declined, or when industry sectors or individual companies reported results below investors' expectations.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting and merger and acquisition transactions completed by the Company's clients, access to public markets for companies in which the Company has invested as a principal, the valuations of the Company's principal investments and the investments of funds managed by the Company, the level of institutional and retail brokerage transactions, the timing of recording of asset management fees and special allocations of income, variations in expenditures for personnel, litigation expenses, and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading, and revenues from a merger or acquisition transaction are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results. The Company's cost structure currently is oriented to meet the level of demand for investment banking and corporate finance transactions experienced during the second half of 1996 and the first half of 1997. As a result, despite the variability of professional incentive compensation, the Company could experience losses if demand for these transactions declines more quickly than the Company's ability to change its cost structure. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON ABILITY TO RETAIN AND RECRUIT PERSONNEL

  The Company's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales and trading, venture capital, and management and administrative professionals is particularly important to the Company's prospects. The Company's strategy is to establish relationships with the Company's prospective corporate clients in advance of any transaction, and to maintain such relationships over the long term by providing advisory services to corporate clients in equity, debt and merger and acquisition transactions. Such relationships depend in part upon the individual employees who represent the Company in its dealings with such clients. In addition, research professionals contribute significantly to the Company's ability to secure a role in managing public offerings and in executing trades in the secondary market. From time to time, other companies in the securities industry have experienced losses of research, investment banking and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain non-brokerage financial services companies, commercial banks and other investment banks targeting or increasing their efforts in some of the same industries that the Company serves. While the Company has historically experienced little turnover in professional employees, there can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results.

  The Company expects further growth in the number of its personnel, particularly if current markets remain favorable to investment banking transactions. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. Competition for the recruiting and retention of employees has recently increased the Company's compensation costs, and the Company expects that continuing competition will cause its compensation costs to continue to increase. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit new employees could materially and adversely affect the Company's future operating results.

  While the Company generally does not have employment agreements with its employees, it attempts to retain its employees with incentives such as bonus plans, and long-term deferred compensation plans, and grants of options to buy Company stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the value of the Company's stock declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "Business--Employees" and "Management."

  In the past, the Company has issued Common Stock to certain employees subject to an agreement among the Company's shareholders (the "Shareholders Agreement"), which required shareholders leaving the Company's employ to sell their Common Stock to the Company at book value. In connection with the Offering, the Shareholder Agreement will be terminated. Consequently, employee shareholders will no longer be required to sell at book value their Common Stock to the Company upon leaving employment at the Company and will be able to sell their Common Stock in the public market. This change could result in a higher level of attrition of senior employees than it has historically experienced. See "Description of Capital Stock--Voting Trust Agreement and Shareholders Agreement."

SIGNIFICANT COMPETITION

  The Company is engaged in the highly competitive securities brokerage and financial services businesses. It competes directly with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, major regional firms and smaller "niche" players. The Company's industry focus also subjects it to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to those industry sectors.

  Competition from commercial banks has increased because of recent acquisitions of securities firms by commercial banks, as well as internal expansion by commercial banks into the securities business. In addition, the Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals.

  Many other companies have greater personnel and financial resources than the Company. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have a much longer history of investment banking activities than the Company and, therefore, may possess a relative advantage, with regard to access to deal flow and capital.

  Recent rapid advancements in computing and communications technology are substantially changing the means by which financial services are delivered. These changes are providing consumers with more direct access to a wide variety of financial and investment services including market information and on-line trading and account information. Advancements in technology also create demand for more sophisticated levels of client services. Provision of these services may entail considerable cost without an offsetting source of revenue. See "Business--Competition."

REGULATION

  The securities business is subject to extensive regulation under federal and state laws in the United States, and also is subject to regulation in the foreign countries in which FBR conducts its activities. One of the most important regulations with which the Company's broker-dealer subsidiaries must continually comply is the Securities and Exchange Commission (the "SEC") Rule 15c3-1 (the "Net Capital Rule"), and a similar rule of the United Kingdom's Securities and Futures Authority (the "SFA") with respect to Friedman, Billings, Ramsey International, Ltd., a U.K. company ("FBR International"), which require the broker-dealer subsidiaries of the Company to maintain a minimum amount of net capital, as defined under such regulations.

  Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental regulators and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, deregistration or suspension of the non-compliant broker-dealer or investment adviser, suspension or disqualification of the broker-dealer's officers or employees, or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's operating results and financial condition.

  The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD.

  Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often affect directly the method of operation and profitability of securities firms. The Company cannot predict what effect any such changes might have. Furthermore, the Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment businesses in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board")) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations. See "Business--Regulation."

RISK OF POTENTIAL CONFLICTS OF INTEREST

  Executive officers, directors and employees of the Company from time to time invest, or receive a profit interest, in investments in private or public companies or investment funds in which the Company, or an affiliate of the Company, is an investor or for which the Company carries out investment banking assignments, publishes research or acts as a market maker. In addition, the Company has in the past organized and may in the future organize businesses, such as FBR Ashton, Limited Partnership and FBR Private Equity Fund, L.P., in which employees of the Company may acquire minority interests. There are certain risks that, as a result of such investment or profits interest, a director, officer or employee may take actions which would conflict with the best interests of the Company. In addition, certain members of senior management of the Company are actively involved in managing hedge funds operated by the Company which could create a conflict of interest to the extent these officers are aware of inside information concerning potential investment targets from their other activities with the Company. The Company has in place compliance procedures designed to ensure that such inside information is not used for making investment decisions on behalf of the hedge funds. See "Business Asset--Management."

RISKS ASSOCIATED WITH PRINCIPAL AND TRADING ACTIVITIES

  The Company's securities trading and market-making activities are primarily conducted by the Company as principal and subject the Company's capital to significant risks, including market, credit, leverage, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. The Company from time to time has large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company tends to concentrate its trading positions in a more limited number of industry sectors and companies than some other broker-dealers, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. See "Business--Risk Management."

  Much of the Company's market-making business involves securities traded on Nasdaq. Nasdaq has recently begun trading securities in sixteenths of a dollar (rather than in eighths). This change and further changes in this regard may adversely affect the Company's revenues from brokerage activities.

LITIGATION AND POTENTIAL SECURITIES LAWS LIABILITY

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. While the Company has never been subject to such litigation, in recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends actively to defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits against the Company could materially affect the Company's operating results and financial condition. See "Business--Legal Proceedings."

DEPENDENCE ON CASH INFLOWS TO MUTUAL FUNDS

  A slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower underwriting and brokerage revenues for the Company since mutual funds purchase a significant portion of the securities offered in public offerings and traded in the secondary markets. The recent demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds, seeking to invest cash received from the public. The public may withdraw additional cash from mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds or a decline in net asset values of these funds reduce demand by fund managers for initial public or secondary offerings, the Company's business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally.

MANAGEMENT OF GROWTH

  Over the past several years, the Company has experienced significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls, and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that its current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Accounting, Administration and Operations."

DEPENDENCE ON SYSTEMS

  The Company's business is highly dependent on communications and information systems. Any failure or interruption of the Company's systems, or of the systems of the Company's clearing broker, could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or its clearing broker will not suffer any such systems failure or interruption, including those caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's back-up procedures and capabilities in the event of any such failure or interruption will be adequate. See "Business-- Accounting, Administration and Operations."

TERMINATION OF SUBCHAPTER S CORPORATION STATUS; PAYMENT OF SUBSTANTIAL OFFERING PROCEEDS TO CURRENT STOCKHOLDERS

  Since inception, the Company has been treated for federal and certain state income tax purposes as a subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the closing of this Offering, the Company will terminate its status as an S corporation (the "Termination Date") and will declare a dividend to Existing Shareholders (as defined below). The dividend will be at least equal to the total amount of federal and state taxes payable by the Existing Shareholders on the Company's 1997 earnings (this amount being the "Tax Amount"), and may be in an amount greater than the Tax Amount (the total amount of the distribution being the "S Corporation Distribution"). As of September 30, 1997, the Company's undistributed S corporation earnings equaled approximately $40 million. The Company estimates that the Tax Amount will be between $16 million and $40 million. The S Corporation Distribution may be in an amount up to $ million. The S Corporation Distribution will be paid using cash on hand, borrowings under the Company's existing line of credit and, if necessary, additional short-term borrowings. Any amounts so borrowed may be repaid using a portion of the net proceeds of the Offering. Purchasers of Class A Common Stock in this Offering will not receive any portion of the S Corporation Distribution. Had the Company terminated its S corporation status at September 30, 1997, the amount of deferred tax liability would have been immaterial. As of the Termination Date, the Company will no longer be an S corporation and, accordingly, will become subject to federal and state income taxes. See "S Corporation Distribution and Termination of S Corporation Status" and "Use of Proceeds."

DEPENDENCE UPON AVAILABILITY OF CAPITAL AND FUNDING

  The Company's business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, the Company has satisfied these needs from internally generated funds and loans from third parties. In addition, the Company will make the S Corporation Distribution prior to the date of the Offering, thereby reducing the Company's available funds. While the proceeds of the Offering, at least in the short term, can be expected to alleviate in part the Company's funding and capital needs, there can be no assurance that any, or sufficient, funding or regulatory capital will continue to be available to the Company in the future on terms that are acceptable to it. See "Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," "Certain Transactions Occurring Prior to the Offering," "S Corporation Distribution and Termination of S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

NO SPECIFIC USE OF PROCEEDS

  The Company has not designated any specific use for the net proceeds from the sale by the Company of Class A Common Stock offered hereby. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital and potential payment of indebtedness (if any) that may be incurred in conjunction with the S Corporation Distribution or principal investments. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

DUAL CLASS STOCK AND VOTING TRUST AGREEMENT

  Following the Offering, the Company will have outstanding two classes of Common Stock, Class A Common Stock, which has one vote per share, and Class B Common Stock, which has three votes per share. The shares offered hereby are shares of Class A Common Stock. All of the outstanding shares of Class B Common Stock are held by the 26 individuals who were shareholders of the Company prior to the Offering (the "Existing Shareholders"). The shares held by the Existing Shareholders have been deposited in a voting trust (the "Voting Trust"), the trustees of which are Messrs. Friedman, Billings and Ramsey, the three senior executive officers of the Company. Under the terms of the Voting Trust, a majority of the three trustees have sole discretion to vote the shares held in the Voting Trust. As a result, a majority of Messrs.
Friedman, Billings and Ramsey will be able to control   % of the voting power
of the Company following the Offering ( % if the Over-allotment Option is exercised in full) and will be able to control the outcome of all corporate actions requiring shareholder approval. Accordingly, prospective investors should realize that their ownership of Class

A Common Stock will not provide them with any ability to determine the outcome of matters requiring a shareholder vote, including the election of directors. See "Description of Capital Stock--Voting Trust Agreement and Shareholders Agreement" and the "Principal and Selling Shareholders."

CONTROL OF THE COMPANY; ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

  The Company's Articles of Incorporation and By-Laws, as well as Virginia corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Class A Common Stock. Certain of these provisions allow the Company to issue, without shareholder approval, preferred stock having rights senior to those of Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. See "Description of Capital Stock--Certain Provisions of the Company's Articles of Incorporation and By-Laws and of Virginia Law."

ABSENCE OF PRIOR MARKET FOR COMMON STOCK AND FLUCTUATIONS OF MARKET PRICE

  Prior to the Offering, there has been no public market for Class A Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following the Offering. The initial public offering price of Class A Common Stock will be determined through negotiations among the Company, the Selling Shareholders and the Underwriters, based upon several factors, although under Rule 2720 of the NASD Conduct Rules, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. Lazard Freres & Co. LLC has agreed to serve in such role. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." Certain factors, such as sales of Class A Common Stock into the market by existing shareholders, fluctuations in operating results of the Company or its competitors, market conditions for similar stocks, and market conditions generally for other companies in the investment banking industry or in the financial services, technology or real estate industries could cause the market price of Class A Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance of such companies. Accordingly, the market price of Class A Common Stock may decline even if the Company's operating results or prospects have not changed.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Class A Common Stock in the public market, whether by purchasers in the Offering or other shareholders of the Company, could adversely affect the prevailing market price of Class A Common Stock, and could impair the Company's future ability to raise capital through an offering of its equity securities. There will be 10 million shares of Class A Common Stock outstanding immediately after completion of the Offering and the PNC Transaction of which 7,795,579 will be freely tradeable in the public markets, subject, in certain cases, to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended ("Securities Act"). All of the 40,029,000 shares outstanding immediately prior to the Offering (other than the shares offered by the Selling Shareholders hereby) will be subject to lockup restrictions (the "Lockup"), unless released by all of the Underwriters. The Lockup prohibits the disposition of any such shares until the date 180 days after the date of this Prospectus. Any shares subject to the Lockup may be released at any time with or without notice to the public. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Class A Common Stock in the Offering will experience immediate dilution in net tangible book value of $15.94 per share, based on an assumed initial public offering price of $19.00 per share. To the extent that any options to be granted with respect to Class A Common Stock are exercised, purchasers of Class A Common Stock will experience additional dilution. See "Dilution" and "Management."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be deemed to include the Company's plans to identify emerging trends and industries, expand the range of services it offers, increase the number of its investors and clients, increase its principal investment activities, expand its facilities and increase the number of its personnel. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" section of this Prospectus.

             CERTAIN TRANSACTIONS OCCURRING PRIOR TO THE OFFERING

CREATION OF HOLDING COMPANY STRUCTURE

  On January 1, 1997, Friedman, Billings, Ramsey Group, Inc., a Delaware corporation which had made an election under subchapter S ("Old Holding Co.") and its current subsidiaries engaged in a series of transactions to simplify its ownership structure, to form groups of companies concentrated in similar business activities and to facilitate access to capital. Effective January 1, 1997, the shareholders of Old Holding Co. surrendered their stock in such subsidiaries in exchange for stock of Old Holding Co. Old Holding Co. was formed to act as a non-operating holding company for two subsidiary holding companies also formed in January 1997: Friedman, Billings, Ramsey Capital Markets, Inc., a non-operating holding company for companies engaged in brokerage, investment banking and corporate finance related activities; and Friedman, Billings, Ramsey Asset Management, Inc., a non-operating holding company for companies engaged in asset management, investment fund and venture capital activities.

REINCORPORATION MERGER

  Prior to the Offering, Old Holding Co. merged with and into the Company, a Virginia corporation, which was the surviving corporation in the merger (the "Reincorporation Merger"). In the Reincorporation Merger, the Existing Shareholders received 330 shares of Class B Common Stock for each of their shares of Old Holding Co. As part of the Reincorporation Merger, the Company also was recapitalized with Class A Common Stock, which is identical to Class B Common Stock in all material respects, except that Class A Common Stock has one vote per share and Class B Common Stock has three votes per share. Class B Common Stock automatically converts to Class A Common Stock upon the sale or transfer to certain third parties not affiliated with the Company. See "Description of Capital Stock--Common Stock."

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

  Prior to the Offering, the Company has been treated as a subchapter S corporation under the Code for federal and certain state income tax purposes. As a result, the Company's earnings were taxed for federal and certain state tax purposes directly to its shareholders. Effective as of the Termination Date, the Company's status as an S corporation will be terminated and the Company will become subject to federal and state income taxes.

  Prior to the Offering, the Board of Directors intends to declare a dividend to the Existing Shareholders. The dividend will be at least equal to the Tax Amount, and may be in an amount greater than the Tax Amount. As of September 30, 1997, undistributed S corporation earnings approximated $40 million. The Company estimates that the Tax Amount will be between $16 million and $40
million. The S Corporation Distribution may be in an amount up to $[   ]
million. The Company will pay approximately 90% of the estimated amount of the S Corporation Distribution on the Termination Date using cash on hand, borrowings under the existing line of credit and, if necessary, additional short-term borrowings. Any amounts so borrowed may be repaid using a portion of the net proceeds of the Offering. The balance of the S Corporation Distribution will be paid when the actual amount is calculated. See "Risk Factors--Termination of Subchapters S Corporation Status; Payments of Substantial Offering Proceeds to Current Stockholders" and "Use of Proceeds."

  The Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the S corporation status at September 30, 1997. Had the Company terminated its S corporation status at September 30, 1997, the amount of such deferred tax liability would have been immaterial.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Class A Common Stock offered hereby (assuming exercise of the Over-allotment Option), based on an assumed initial public offering price of $19.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $88.4 million. The proceeds will be used for general corporate purposes. In addition, a portion of the proceeds may be used to repay certain indebtedness (if any) that may be incurred in conjunction with the S Corporation Distribution. Pending such use, the proceeds will be invested in short-term securities. The Company will not receive any of the proceeds of the sale of the Class A Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

  The Company has paid dividends to its subchapter S corporation shareholders generally to pay income tax liabilities but occasionally to distribute profits. After the Company has been converted to a C corporate consolidated group, the Company does not anticipate declaring or paying dividends in the foreseeable future. The timing and amount of future dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization as of September 30, 1997, on an actual basis and on a pro forma basis as adjusted to reflect the receipt by the Company of the net proceeds from the sale of the shares of Class A Common Stock offered hereby and as further adjusted as described in the footnotes below. This table should be read in conjunction with the Consolidated Financial Statements--and the related Notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                      SEPTEMBER 30, 1997
                                                    -----------------------
                                                               PRO FORMA
                                                    ACTUAL   AS ADJUSTED(1)
                                                    -------  --------------
                                                         (IN THOUSANDS)
Long-term debt..................................... $ 1,669     $  1,669
Shareholders' equity(2)
 Preferred Stock, none authorized, actual; par
  value $0.01,
  10 million shares authorized, no shares issued
  and outstanding(3)...............................     --           --
 Class A Common Stock, par value $0.01 per share,
  40 million shares authorized, 10,000,000 shares
  issued and outstanding, pro forma as adjusted(3).     --           100
 Class B Common Stock, par value $0.01 per share,
  50 million shares authorized, 40,029,000 shares
  issued and outstanding, actual(3) 35,029,000,
  pro forma as adjusted(3).........................     400          350
Additional paid-in capital.........................  22,479      110,779
Stock subscriptions receivable.....................    (355)        (355)
Retained earnings(4)...............................  35,594       26,693
                                                    -------     --------
 Total Shareholders' equity........................  58,118      137,567
                                                    -------     --------
 Total long-term debt and Shareholders' equity..... $59,787     $139,236
                                                    =======     ========

---------------------
(1) Gives effect to: (i) a distribution of approximately $7.5 million to the Company's current stockholders as described in "S Corporation and Termination of S Corporation Status," all of which is recorded as accrued dividends. (See Notes 2 and 3 of Notes to Consolidated Financial Statements) and (ii) the sale of an aggregate of 5,000,000 shares of Class A Common Stock in the Offering at an assumed offering price of $19.00 per share (after deducting the estimated underwriting discount and estimated offering expenses).
(2) Excludes         shares of Class A Common Stock reserved for issuance
    under the Company's stock plans.
(3) Gives effect to (i) the Reincorporation Merger; (ii) an amendment to the Company's Articles of Incorporation which increases the number of authorized shares of Class B Common Stock and authorizes the issuance of Class A Common Stock and Preferred Stock; (iii) as discussed in Note 1, the issuance of 5 million of Class A Common Stock offered for sale by the Company; and (iv) the conversion of 5 million shares of Class B Common Stock into the same number of shares of Class A Common Stock upon sale by the Selling Stockholders.
(4) Gives effect to the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering (see Note 2 to Notes to Consolidated Financial Statements).

                                   DILUTION

  Purchasers of Class A Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value per share of their Class A Common Stock from the assumed initial public offering price. Net tangible book value of the Company as of September 30, 1997 was $58.1 million or $1.45 per share. Net book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. The pro forma net tangible book value of the Company as of September 30, 1997, after giving effect to (i) the distribution of $7.5 million to the Company's current shareholders for estimated subchapter S corporation shareholder tax liability and (ii) the recording of compensation expense associated with book value stock issued within twelve months of the offering date, would have been $1.23 per share. After giving effect to the sale of an aggregate 5 million shares of Class A Common Stock in the Offering (at an assumed price of $19.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses) the pro forma as adjusted net tangible book value of the Company as of September 30, 1997 would have been $3.06 per share. This represents an immediate increase of $1.83 per share to Existing Shareholders and an immediate dilution of $15.94 per share to new investors. The following table illustrates this per share dilution.

     Assumed initial public offering price per share
      of Class A Common Stock (1)................................        $19.00
     Net tangible book value per share as of September 30, 1997.. $1.45
     Decrease attributable to pro forma adjustments.............. (0.22)
     Increase per share attributable to new investors............  1.83
                                                                  -----
     Pro forma as adjusted net tangible book value per share af-           3.06
      ter the Offering...........................................        ------
     Dilution per share to new investors.........................        $15.94
                                                                         ======

---------------------
(1) Before deducting estimated underwriting discounts and commissions and offering expenses.

  The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between the number of shares of Class A Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the investors purchasing shares of Class A Common Stock offered hereby:

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ -------------------- PRICE PER
                                 NUMBER   PERCENT    AMOUNT    PERCENT   SHARE
                               ---------- ------- ------------ ------- ---------
Existing Shareholders......... 40,029,000    89%  $ 22,879,000    19%    $0.57
New Investors(1)..............  5,000,000    11     95,000,000    81     19.00
                               ----------   ---   ------------   ---
  Total....................... 45,029,000   100%  $117,879,000   100%
                               ==========   ===   ============   ===

---------------------
(1) Before deducting estimated underwriting discount and commission and offering expenses.

  The foregoing computations exclude         shares of Class A Common Stock
reserved for issuance under the Company's stock plans, and also assumes no exercise of the Underwriters' Over-allotment Option.

  The sale of shares by the Selling Shareholders in the Offering and the PNC Transaction will reduce the number of shares held by its the Existing Shareholders to 35,029,000 shares or approximately 77.8% of the total number of shares of Common Stock outstanding immediately after the Offering and will increase the number of shares held by new investors to 10,000,000, or 22.2% of the total number of shares of Common Stock outstanding immediately after this the Offering. See "Principal and Selling Stockholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated balance sheet and consolidated statement of operations set forth below as of and for each of the five years ended December 31, 1996, are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the nine months ended September 30, 1996 and 1997, and the consolidated balance sheet data as of September 30, 1997, are derived from unaudited financial statements of the Company and have been prepared on the same basis as the audited consolidated financial statements to include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and the financial condition of the Company for such periods. The results for the nine-month period ended September 30, 1997, are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997, or any future, interim or annual period.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                NINE MONTHS ENDED
                                                                            SEPTEMBER 30, (UNAUDITED)
                                                                          --------------------------------
                                                                                              SUPPLEMENTAL
                                   YEAR ENDED DECEMBER 31,                  ACTUAL            PRO-FORMA(2)
                          ----------------------------------------------  ------------------  ------------
                            1992      1993     1994     1995      1996      1996      1997        1997
                          ---------------------------  -------  --------  --------  --------  ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
 REVENUES(3)
 Investment banking (4).  $  1,771  $ 35,232  $30,579  $16,075  $ 55,159  $ 25,615  $ 67,091    $ 67,091
 Corporate finance fees.        50        75   14,427    7,224    10,361     4,370    38,618      38,618
 Principal transactions.    17,202    19,417    9,903   20,078    25,466    18,157    11,994      11,994
 Agency commissions.....     2,268     2,908    1,935    4,483     7,555     5,060     7,898       7,898
 Asset management fees
  (5)...................       116     1,164      444    6,747     7,808     2,635     6,256       6,256
 Interest and dividends.       315       456    1,713    2,558     3,554     2,382     3,061       3,061
                          --------  --------  -------  -------  --------  --------  --------    --------
 Total revenues.........    21,722    59,252   59,001   57,165   109,903    58,219   134,918     134,918
EXPENSES
 Compensation and
  benefits (6)..........    11,824    24,269   23,456   27,623    55,004    28,604    85,138      74,205
 Brokerage and
  clearance.............     1,186     1,025    1,474    2,350     3,484     2,314     3,138       3,138
 Occupancy and
  equipment.............       406       554      944    1,187     1,683     1,103     1,934       1,934
 Communications.........       284       354      764      823     1,109       799     1,536       1,536
 Interest...............        73       316    1,773    1,523     2,665     2,039     2,301       2,301
 Other (7)..............     1,077     3,353   13,049    8,362    14,620     6,584    17,041      17,041
                          --------  --------  -------  -------  --------  --------  --------    --------
 Total expenses.........    14,850    29,871   41,460   41,868    78,565    41,443   111,088     100,155
 Income before pro-rata
  subchapter S
  corporation
  stockholder
  distributions.........     6,872    29,381   17,541   15,297    31,338    16,776    23,830      34,763
 Pro-rata subchapter S
  corporation
  stockholder
  distributions (8).....     7,147    29,919   19,355    5,858     6,500        --        --          --
                          --------  --------  -------  -------  --------  --------  --------    --------
Net Income (loss).......  $   (275) $   (538) $(1,814) $ 9,439  $ 24,838  $ 16,776  $ 23,830    $ 34,763
                          ========  ========  =======  =======  ========  ========  ========    ========
PRO FORMA STATEMENTS OF OPERATIONS DATA
 (UNAUDITED)(9)
 Net Income (loss), as
  reported..............  $   (275) $   (538) $(1,814) $ 9,439  $ 24,838  $ 16,776  $ 23,830    $ 34,763
 Pro-rata S corporation
  distribution..........     7,147    29,919   19,355    5,858     6,500       --        --          --
 Pro forma tax
  provision.............    (2,833)  (12,064)  (7,347)  (5,683)  (12,628)   (6,862)   (9,783)    (14,270)
 Other pro forma
  adjustment............       --        --       --       --     (1,416)      --     (1,416)     (1,416)
                          --------  --------  -------  -------  --------  --------  --------    --------
 Pro forma net income...  $  4,039  $ 17,317  $10,194  $ 9,614  $ 17,294  $  9,914  $ 12,631    $ 19,077
                          ========  ========  =======  =======  ========  ========  ========    ========
 Pro forma income per
  share.................  $   0.11  $   0.48  $  0.28  $  0.26  $   0.44  $   0.25  $   0.32    $   0.48
                          ========  ========  =======  =======  ========  ========  ========    ========
 Weighted average shares
  outstanding (10)......    35,756    36,303   36,592   37,311    39,475    39,458    39,850      39,850
OPERATING DATA
 (UNAUDITED)
 Total employees (11)...        41        65       92      112       175       138       230         230
 Revenue per average
  employee (in
  thousands)............      $564    $1,118     $752     $560      $766      $621      $888        $888
 Annualized return on
  average equity........       353%      461%     143%      82%       87%       69%       59%         78%
 Compensation and
  benefits expense as a
  percentage of
  revenues..............      54.4%     41.0%    39.8%    48.3%     50.0%     49.1%     63.1%       55.0%
 Income before pro rata
  subchapter S
  corporation
  stockholder
  distributions as a
  percentage of
  revenues (6)..........      31.6%     49.6%    29.7%    26.8%     28.5%     28.8%     17.7%       25.8%

                                      DECEMBER 31,                  SEPTEMBER 30, 1997
                         --------------------------------------- -------------------------
                          1992   1993    1994    1995     1996    ACTUAL  AS ADJUSTED (12)
                         ------ ------- ------- ------- -------- -------- ----------------
CONSOLIDATED BALANCE
 SHEET DATA
 Total assets........... $3,071 $13,027 $20,918 $78,911 $125,438 $119,215     $207,565
 Total liabilities......    807   2,536   7,030  55,640   76,379   61,097       68,580
 Total shareholders'
  equity................  2,264  10,491  13,888  23,271   49,059   58,118      137,567
 Book value per common
  share outstanding..... $ 0.07 $  0.31 $  0.40 $  0.66 $   1.31 $   1.45     $   3.06

-------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis of presentation.
(2) Pro forma information assumes that certain compensation programs to be adopted following the Offering had been implemented in the period presented.
(3) For a description of the items comprising each line item under Revenues see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Revenues."
(4) Amount excludes unrealized appreciation of $5.9 million on warrants obtained in 1997 investment banking transactions which are carried at $1.
(5) Does not include unrealized performance fees and special profit allocations of approximately $12.9 million as of September 30, 1997.
(6) Excludes pro rata subchapter S corporation stockholder distributions.
(7) Includes business development, professional services and other operating expenses.
(8) Represents pro rata compensation paid to shareholders based on ownership interest as of the end of each period.
(9) For all periods presented, the Company elected to be treated as a subchapter S corporation and was not subject to federal or certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status for the periods presented. Also included in the pro forma information is compensation expense associated with the issuance of book value stock within twelve months of the Offering. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

(10) See Note 2 of Notes to Consolidated Financial Statements for discussion of the computation of weighted average shares outstanding.
(11) As of end of the period reported.
(12) Adjusted to give effect to (i) the sale by the Company of 5 million shares of Class A Common Stock in the Offering at an assumed initial offering price of $19.00 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds therefrom; (ii) the distribution of $7.5 million to the Company's current shareholders representing estimated subchapter S shareholder tax liability as of September 30, 1997, all of which has been reflected as accrued dividends payable; and (iii) the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the audited Consolidated Financial Statements as of December 31, 1996 and 1995, and the Notes thereto contained elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company's business depends primarily on the markets for the securities of companies in selected sectors. These markets are affected by general economic and market conditions, including fluctuations in interest rates, loan delinquency rates, volume and price levels of securities and flow of investor funds into and out of mutual funds, 401(k) plans and pension plans, and by factors that apply to particular industries, such as technological advances, changes in interest rates and changes in the regulatory environment. For example, market conditions for securities of companies in certain sectors were negatively affected by increasing interest rates during the second half of 1994, which limited the amount of underwriting and corporate finance activity through the first half of 1995. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during the later part of 1995, and continued throughout 1996 and the first nine months of 1997.

  Fluctuations in the Company's results of operations can occur as a result of market conditions and other factors. As a result, there can be no assurance that operating results for any future period will be comparable to those attained in corresponding prior periods.

RESULTS OF OPERATIONS

 Revenues

  Total revenues are comprised primarily of investment banking revenue, corporate finance fees, principal transactions revenue, agency commissions, and asset management fees. The Company believes that revenue from principal transactions, agency commissions and investment banking is substantially dependent on the market for public offerings of equity and debt securities by the companies in the sectors within which the Company focuses its efforts, on the Company's ability to lead or co-manage public offerings of the securities of such companies and on Nasdaq trading volume and spreads in the securities of such companies. Accordingly, the Company's revenues have fluctuated, and are likely to continue to fluctuate, based on a variety of factors. See "Risk Factors."

  Investment banking revenue consists of underwriting discounts, selling concessions, management fees and other underwriting fees, and reimbursed expenses associated with underwriting activities.

  Corporate finance fees are comprised of the Company's merger and acquisition, private placement, mutual thrift conversion, and other corporate finance advisory fees and reimbursed expenses associated with such activities. Corporate finance fees have fluctuated, and are likely to continue in the future to fluctuate, based on the number and size of private placements by the Company.

  Principal transactions revenue includes net revenue from the securities trading activities of the Company as principal in Nasdaq-listed and other over-the-counter ("OTC") securities, including principal sales credits and trading profits, and is primarily derived from the Company's activities as a market maker.

  Agency commissions revenue includes revenue resulting from executing Nasdaq-listed and other OTC transactions as agent, and executing trades through a stock exchange.

  Asset management fees are earned by the Company in its capacity as the investment manager to advisory clients and as general partner of several investment partnerships. Management fees, performance fees, income (losses) and special allocations on investment partnerships historically have been earned largely from one investment partnership which invests primarily in the securities of companies engaged in the financial services sector. Asset management fees are likely to fluctuate with securities in the sectors in which managed funds invest.

 Expenses

  Compensation and benefits expense includes incentive compensation paid to sales, trading, investment banking and corporate finance professionals and executive management. Incentive compensation varies primarily based on revenue production, and salaries, payroll taxes and employee benefits, which are relatively fixed in nature. Compensation expense does not include pro rata payments made to the shareholders of the Company in lieu of profit distribution.

  Brokerage and clearance fees include the cost of securities clearing, floor brokerage and exchange fees.

  Occupancy and equipment expense includes the rent and utility charges paid for facilities, expenditures for facilities repairs and upgrades, and depreciation of computer, telecommunications and office equipment.

  Communications expense includes charges from third-party providers of telecommunications services and news and market data services.

  Interest expense relates primarily to margin and subordinated loan interest charges from FBRC's clearing organization and bank and finance company borrowings.

  Other expenses include business development, investment banking, insurance, registration fees, printing and copying, postage and delivery services, charitable contribution and miscellaneous expenses. The Company has historically contributed from 2% to 3% of net income annually to charities and intends to continue doing so in the future.

RESULTS OF OPERATIONS

  The following table sets forth certain financial data as a percentage of revenues:

                                                           NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                            ---------------------------------- -----------------
                             1992   1993   1994   1995   1996    1996     1997
                            ------ ------ ------ ------ ------ -------- --------
                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS:
REVENUES:
 Investment banking.......    8.2%  59.4%  51.8%  28.1%  50.2%    44.0%    49.7%
 Corporate finance fees...    0.2%   0.1%  24.4%  12.7%   9.4%     7.5%    28.6%
 Principal transactions...   79.2%  32.8%  16.8%  35.1%  23.2%    31.2%     8.9%
 Agency commissions.......   10.4%   4.9%   3.3%   7.8%   6.9%     8.7%     5.9%
 Asset management fees....    0.5%   2.0%   0.8%  11.8%   7.1%     4.5%     4.6%
 Interest and dividends...    1.5%   0.8%   2.9%   4.5%   3.2%     4.1%     2.3%
                            ------ ------ ------ ------ ------ -------- --------
 Total revenues...........  100.0% 100.0% 100.0% 100.0% 100.0%   100.0%   100.0%
EXPENSES:
 Compensation and benefits
  (1).....................   54.4%  41.0%  39.8%  48.3%  50.1%    49.1%    63.1%
 Brokerage and clearance..    5.5%   1.7%   2.5%   4.1%   3.2%     4.0%     2.3%
 Occupancy and equipment..    1.9%   0.9%   1.6%   2.1%   1.5%     1.9%     1.4%
 Communications...........    1.3%   0.6%   1.3%   1.4%   1.0%     1.4%     1.2%
 Interest.................    0.3%   0.5%   3.0%   2.7%   2.4%     3.5%     1.7%
 Other (2)................    5.0%   5.7%  22.1%  14.6%  13.3%    11.3%    12.6%
                            ------ ------ ------ ------ ------ -------- --------
 Total expenses...........   68.4%  50.4%  70.3%  73.2%  71.5%    71.2%    82.3%
INCOME BEFORE PRO RATA
 SUBCHAPTER S CORPORATION
 STOCKHOLDER
 DISTRIBUTIONS............   31.6%  49.6%  29.7%  26.8%  28.5%    28.8%    17.7%

---------------------
(1) Excludes pro rata subchapter S corporation stockholder distributions.
(2) Includes business promotion, investment banking and other expenses.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Total revenues increased 132% from $58.2 million in the first nine months of 1996 to $134.9 million in the first nine months of 1997 due primarily to increased investment banking and corporate finance activity.

  Investment banking revenue increased 162% from $25.6 million in the first nine months of 1996 to $67.1 million in the first nine months of 1997 and increased as a percentage of revenues from 44% to 50%. The Company managed 20 public offerings during the first nine months of 1997 compared to 14 during the first nine months of 1996.

  Corporate finance fees increased 784% from $4.4 million in the first nine months of 1996 to $38.6 million in the first nine months of 1997. This increase was due primarily to the increased size in dollar terms of the Company's private placement activities as well as increased merger and acquisition activities fostered by the addition of a team of professionals dedicated to such activities.

  Principal transactions revenue decreased 34% from $18.2 million in the first nine months of 1996 to $12.0 million in the first nine months of 1997. This decrease was due primarily to trading losses associated with the Company's market-making activities and was partially offset by an increase in the Company's Nasdaq trading activity overall, as well as increased trading activity derived from the Company's expansion of its equity sales and trading personnel and capabilities, and from an enhanced research department.

  Agency commissions increased 56% from $5.1 million in the first nine months of 1996 to $7.9 million in the first nine months of 1997. This increase was due to the expansion of the Company's institutional listed equity business fostered by an increase in the number of institutional brokers and their production, as well as the addition of a listed equity trader.

  Asset management fees increased by 137% from $2.6 million in the first nine months of 1996 to $6.3 million in the first nine months of 1997. The increase was due primarily to an increase in assets under management, principally in the Company's largest hedge fund, which focuses its investments in the financial services industry sector.

  Total expenses increased 168% from $41.4 million in the first nine months of 1996 to $111.1 million in the first nine months of 1997 due primarily to the Company's growth.

  Compensation and benefits expense increased 198% from $28.6 million in the first nine months of 1996 to $85.1 million in the first nine months of 1997. The increase was due primarily to increased incentive compensation which is paid to sales, trading, investment banking and corporate finance professionals and executive management. Compensation and benefits expense as a percentage of total revenues increased from 49% to 63%; this change was attributable to the net effect of a number of factors, including the change in revenue mix towards investment banking activities, reductions in sales payout rates and increased salaried headcount. Average employee headcount was 125 in the first nine months of 1996 compared to 203 in the first nine months of 1997.

  Brokerage and clearance expense increased 36% from $2.3 million in the first nine months of 1996 to $3.1 million in the first nine months of 1997 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense decreased from 4% in the first nine months of 1996 to 2% in the first nine months of 1997, due primarily to the change in revenue mix towards investment banking activities.

  Occupancy and equipment expense increased 75% from $1.1 million in the first nine months of 1996 to $1.9 million in the first nine months of 1997 as a result of rent and related expenditures to approximately double the Company's office space during 1997, and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 92% from $.8 million in the first nine months of 1996 to $1.5 million in the first nine months of 1997. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1996 and 1997, and the enhancement of network technology.

  Interest expense increased by 13% from $2.0 million in the first nine months of 1996 to $2.3 million in the first nine months of 1997, primarily due to increases in subordinated loan borrowings to meet the regulatory capital requirements of the increased investment banking activities and increased margin interest expense due to increased security position levels.

  Other expenses increased 159% from $6.6 million in the first nine months of 1996 to $17.0 million in the first nine months of 1997. This increase was due primarily to increased investment banking expenses and to increased expenses associated with expanded office space.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Total revenues increased 92% from $57.2 million in 1995 to $109.9 million in 1996 due primarily to increased investment banking activity.

  Investment banking revenue increased 243% from $16.1 million in 1995 to $55.2 million in 1996 and increased as a percentage of revenues from 28% to 50%. The Company managed 29 public offerings during 1996 compared to six during 1995.

  Corporate finance fees increased 43% from $7.2 million in 1995 to $10.4 million in 1996. This increase was primarily due to the Company's increasing focus on merger and acquisition activities.

  Principal transactions revenue increased 27% from $20.1 million in 1995 to $25.5 million in 1996. This increase was due to the significant increase in underwriting activity, resulting in increased after-market trading, an increase in Nasdaq market activity overall, and the benefit derived from expansion of equity sales and trading personnel and capabilities.

  Agency commissions increased 69% from $4.5 million in 1995 to $7.6 million in 1996. This increase was due to the expansion of the Company's institutional listed-equity business fostered by an increase in the number of institutional brokers and in the average production of institutional brokers, as well as the benefit derived from the Company's enhanced research department.

  Asset management fees increased by 16% from $6.7 million in 1995 to $7.8 million in 1996. The increase was primarily due to an increase in assets under management, principally in the Company's largest private hedge fund which focuses its investments in the financial services industry sector.

  Total expenses increased 88% from $41.9 million in 1995 to $78.6 million in 1996.

  Compensation and benefits expense increased 99% from $27.6 million in 1995 to $55.0 million in 1996. The increase was due primarily to increased incentive compensation which was paid to sales, trading, investment banking and corporate finance professionals and executive management. Compensation and benefits expense as a percentage of total revenues was 48% in 1995 and 50% in 1996. Average employee headcount was 102 in 1995 compared to 143 in 1996.

  Brokerage and clearance expense increased 48% from $2.4 million in 1995 to $3.5 million in 1996 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense decreased from 4% in 1995 to 3% in 1996. The percentage decline was due primarily to the change in revenue mix towards investment banking activities.

  Occupancy and equipment expense increased 42% from $1.2 million in 1995 to $1.7 million in 1996 as a result of rent and related expenditures to approximately double the Company's office space during 1996 and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 35% from $.8 million in 1995 to $1.1 million in 1996. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1996.

  Interest expense increased by 75% from $1.5 million in 1995 to $2.7 million in 1996 due primarily to increased subordinated loan borrowings to meet the regulatory capital requirements of the increased investment banking activities and increased margin interest expense due to increased security position levels.

  Other expenses increased 75% from $8.4 million in 1995 to $14.6 million in 1996. This increase was due primarily to the increased level of investment banking activity and increased expenses associated with expanded office space.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Total revenues decreased 3% from $59.0 million in 1994 to $57.2 million in 1995 due to lower investment banking revenues offset by increased principal revenues and agency commissions.

  Investment banking revenue decreased 47% from $30.6 million in 1994 to $16.1 million in 1995, and decreased as a percentage of revenues from 52% to 28%. This decrease was primarily due to the deterioration of the market for new issues of securities in the financial services sector in late 1994 and early 1995. The Company managed six public offerings during 1995 compared to 15 during 1994. Investment banking revenue in 1994 included two significant related real estate transactions with total associated revenue of $23.7 million, representing 40% of total revenues.

  Corporate finance fees decreased 50% from $14.4 million in 1994 to $7.2 million in 1995. This decrease was due to the smaller-size private placement transactions executed during 1995.

  Principal transactions revenue increased 103% from $9.9 million in 1994 to $20.1 million in 1995. This increase was due primarily to the improved markets for the debt and equity securities for which the Company made a market and a shift of focus away from debt which underperformed in 1994.

  Agency commissions increased 132% from $1.9 million in 1994 to $4.5 million in 1995. As with principal transactions, this increase was due primarily to the improved markets for listed financial services equities.

  Asset management fees increased 1,142% from $.4 million in 1994 to $6.7 million in 1995. This increase was due primarily to the decrease in interest rates in 1995 which dramatically improved the market performance of the financial services securities held in the largest hedge fund managed by the Company, and to an increase in assets under management in that fund.

  Total expenses increased 1% from $41.5 million in 1994 to $41.9 million in 1995.

  Compensation and benefits expense increased 18% from $23.5 million in 1994 to $27.6 million in 1995. As a percentage of total revenues, compensation and benefits expense increased from 40% in 1994 to 48% in 1995. This increase was due primarily to an increase in employee headcount and higher payouts associated with principal and agency activities, offset in part by lower investment banking compensation as a result of lower investment banking activities.

  Brokerage and clearance expense increased 59% from $1.5 million in 1994 to $2.4 million in 1995 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense increased from 2% in 1994 to 4% in 1995.

  Occupancy and equipment expense increased 26% from $.9 million in 1994 to $1.2 million in 1995, as a result of increased rent expenditures from the relocation and expansion of the Company's office space in June

1994 and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 8% from $764,000 in 1994 to $823,000 in 1995. This increase was due primarily to increases in telecommunications expenses resulting from additional employees and increased sales and trading volumes in 1995, partially offset by decreases in long-distance calling rates.

  Interest expense decreased 14% from $1.8 million in 1994 to $1.5 million for 1995 as a net result of decreased subordinated borrowings and interest rates, partially offset by increased margin interest expenses associated with higher average security holdings.

  Other expenses decreased 36% from $13.0 million in 1994 to $8.4 million in 1995. This decrease was due primarily to the reduced level of investment banking activities.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal assets consist of cash and cash equivalents, receivables from other broker dealers including its clearing broker, securities held for trading purposes, short-term investments and securities held for investment purposes and investments in investment partnerships where the Company serves as general partner. Short-term investments are comprised primarily of United States Treasury securities with maturities of less than one year. Although investments in investment partnerships are for the most part illiquid, the underlying investments of such partnerships are generally liquid and the valuations of the investment partnerships reflect that underlying liquidity.

  The Company has historically satisfied its liquidity and regulatory capital needs through two primary sources: (1) equity capital contributions and internally generated funds; and (2) credit provided by the Company's banks, and its clearing broker and that broker's affiliates. The Company has frequently required the use, and reasonably believes that it will continue to require the use, of subordinated loans in connection with regulatory capital requirements for its underwriting activities.

  As of December 31, 1996, the Company had liquid assets consisting primarily of cash and cash equivalents of $20.7 million and United States Treasury bills of $10.3 million. In addition, most of the Company's trading and investment securities are readily marketable. At December 31, 1996, the Company had $55.0 million in securities in its trading and investment accounts. Additionally, the Company had an unsecured bank line of credit in the amount of $10.0 million, of which $3.0 million was available.

  As of December 31, 1996, the Company had available a total of $40.0 million in three committed subordinated revolving loans from its clearing broker and an affiliate of its clearing broker which are allowable for net capital purposes. Loans of $15.0 million were outstanding at December 31, 1996. The Company's balance sheet as of December 31, 1996, reflects a ratio of debt to equity of approximately 0.04:1.

  As of September 30, 1997, the Company had liquid assets consisting primarily of $27.6 million of cash and cash investments and $10.4 million of United States Government obligations. In addition, the Company had $25.7 million in securities in its trading accounts, most of which were readily marketable. The Company also had an unsecured bank line of credit in the amount of $10.0 million, of which $1.5 million was available. This bank line of credit expires in January, 1998.

  As of September 30, 1997, the Company had available a total of $30.0 million in two committed subordinated revolving loans from its clearing broker and an affiliate of its clearing broker that are allowable for net capital purposes. An additional $10.0 million subordinated revolving loan was approved in October, 1997. The Company's balance sheet as of September 30, 1997 reflects a ratio of debt to equity of approximately 0.03:1.

  FBRC, as a broker-dealer, is registered with the SEC and is a member of the NASD. As such, it is subject to the minimum net capital requirements promulgated by the SEC. FBRC's regulatory net capital has historically exceeded these minimum requirements. As of December 31, 1996 and September 30, 1997, FBRC was required to maintain minimum regulatory net capital of approximately $1.2 million and $1.5 million, respectively, and had total regulatory net capital of approximately $14.4 million and $31.5 million, respectively, in excess of its requirement. Regulatory net capital requirements increase when FBRC is involved in underwriting activities based upon a percentage of the amount being underwritten by FBRC.

  The Company believes that its current level of equity capital and committed lines of credit, combined with funds anticipated to be generated from operations and the capital markets, will be adequate to meet its liquidity and regulatory capital requirements associated with its broker-dealer activities for the foreseeable future.

                                   BUSINESS

INDUSTRY BACKGROUND

  Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both the companies accessing those markets and investors. According to Securities Data Company, in 1982, 122 IPOs were underwritten in the U.S. for a total of $1.3 billion and total public equity issued equaled $20.6 billion. In 1992, the value of new issues in the U.S. more than doubled the level achieved in any previous year reaching $39.9 billion, while the total public equity and high-yield debt raised equaled $95.0 billion and $51.6 billion respectively. In 1996, 874 initial public offerings were completed in the U.S., totaling $50.0 billion, total public equity issued equaled $191.1 billion, and high-yield debt issued totaled $87.5 billion. A significant portion of this growth has come from emerging industries that previously had limited access to the capital markets. The Company believes this significant increase in non-traditional issuers has been accompanied by significant increases in the flow of cash into mutual funds and other managed funds leading to greater demand by both issuers and investors for focused industry-specific advisory and capital management products and services.

   In the current environment, investment banks must be able to conceive and to communicate creative solutions which meet the capital needs of companies and the investment goals of investors to succeed.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

  FBR is a full service investment banking firm focused on investment banking, research, institutional brokerage and asset management. FBR's strategy since inception has been to target specific industry sectors where it believes it can develop a unique research perspective. The Company then leverages this research perspective with its capital markets expertise to provide value for its clients. Using this approach FBR has achieved a 48% compounded annualized growth rate in revenues since its inception in 1989. FBR believes the success of its strategy is further demonstrated by its increasing market presence and the aftermarket performance of the companies for which it has acted as lead or co-manager. Year to date as of October 17, 1997, FBR was ranked fourth in terms of lead managed U.S. issuer initial public offering ("IPO") dollar volume behind Goldman, Sachs & Co., Merrill Lynch & Co., and Morgan Stanley & Co., and for the period from January 1, 1996 until October 17, 1997 was ranked #1 in aftermarket performance of domestic IPOs, according to CommScan EquiDesk.

  FBR was founded in 1989 with the philosophy that an employee-friendly corporate culture would enhance performance results. FBR strives to maintain excellent employee relations through policies designed to create an enjoyable work environment for all employees such as flexible dress code, vacation policy and maternity leave. Other non-traditional benefits at FBR include corporate retreats, corporate gym and employee directed Company charitable donations. In addition, the Company has emphasized training and promoting its employees from within. The Company believes that it is as a result of this culture that FBR has experienced less than 3% in professional employee turnover per year since inception. Low turnover has enhanced the Company's growth and efficiency.

  The Company believes that the increases in recent years, in the depth and complexity of the capital markets and in the number of non-traditional issuers coupled with significant inflows of cash into mutual funds and other managed funds has led to greater demand by both issuers and investors for focused advisory, capital markets, and capital management products and services.

  The Company seeks to identify rapidly changing industries and those that are not fully understood or appropriately valued by the market. Once an industry is identified, the Company employs substantial effort to develop a thorough understanding of the fundamentals and opportunities of that industry. The Company employs a team approach in which all of its professionals contribute to and communicate the Company's expertise in an industry. For each industry on which the Company is focused, the Company offers significant underwriting capabilities and brokerage services as well as advisory services in mergers, acquisitions and strategic partnerships. In addition, FBR's asset management activities include hedge funds and public mutual funds as well as private equity investments and mezzanine finance in such industries.

  FBR believes its strategy and culture has and will enable it to succeed in this changing marketplace. Since commencing its investment banking activities in 1992, FBR has never failed to complete a capital raising transaction it has brought to the public market as lead underwriter. Since its inception, FBR has completed $3.2 billion in mergers and $10.3 billion in capital raising transactions which span a wide range of geographic regions and security types and a growing variety of industry sectors. FBR's current capital raising backlog of transactions in process represents a potential transaction value equal to $4 to $5 billion.

  FBR has also applied its research focus and team-based approach to its asset management activities. The flagship FBR hedge fund, FBR Ashton, Limited Partnership has provided annualized internal rates of return since inception in March 1992 of 45% gross and 36.6% net to its limited partners through September 30, 1997. FBR's three public mutual funds have provided a total net return for the nine months ended September 30, 1997 of 34.2%, 41.6% and 39.2%. The amount of assets under management have grown from $119.3 million at the beginning of 1996 to over $414 million as of September 30, 1997, representing 247% growth.

  FBR's revenues grew from $57.2 million for the year ended December 31, 1995, to $109.9 million, for the year ended December 31, 1996, representing an increase of 92%, and from $58.2 for the nine months ended September 30, 1996 to $134.9 million for the nine months ended September 30, 1997, representing an increase of 132%. FBR believes that its revenue growth, as well as the superior performance of its capital transactions and managed products, are the result of the Company's focus and dedication to developing research, capital markets and asset management expertise within a growing number of strategic industry sectors. FBR believes that its superior industry knowledge coupled with its capital markets expertise has made FBR a leading provider of investment banking, brokerage and asset management services and the largest independent investment bank in the rapidly-growing Washington, D.C. metropolitan area.

CULTURE AND STRATEGY

  FBR began as a secondary research and trading firm, solely dependent on its ability to identify undervalued investment opportunities. The principals have instilled a culture where ideas are developed as a team by the whole Company and communicated as a team to its clients. Although the Company has grown from 17 to over 230 people, it has sought to maintain a culture of teamwork and broad based knowledge of investment theses. The Company believes its culture has significantly enhanced its continued ability to identify new strategic sectors and opportunities to create value. The Company will continue to emphasize its culture while executing the five core business strategies described below.

  CONTINUOUSLY IDENTIFY RAPIDLY-EVOLVING OR UNDERVALUED INDUSTRIES. FBR continually searches for industries and sectors where it can produce unique market insights through its integrated research focused approach and provide value for its investment banking, institutional brokerage and money management clients.

  BUILD ON IN-DEPTH, FOCUSED INDUSTRY COVERAGE. FBR believes that industry specialization is critical to meeting the requirements of its clients for sophisticated and non-traditional investment advice. The Company organizes its research and investment banking activities along industry specializations, continually re-examining its industry categories, and monitoring them to ensure coverage of emerging opportunities. The Company's strategy is to focus on selected segments within a limited number of undervalued, high potential industries and to offer FBR's full range of investment banking, sales and trading and asset management services within those industries.

  BUILD AND MAINTAIN LASTING RELATIONSHIPS. The founders of the Company have built a core base of institutional brokerage and investment banking clients over the past 15 years, at FBR and their previous employers. FBR believes that it has generated client loyalty and goodwill by virtue of its diligent service. FBR values these relationships and regards them as an essential part of the foundation for many of its businesses. FBR continues to establish, and intends to build, similar new relationships in the future.

  BRING UNDER-VALUED COMPANIES TO SOPHISTICATED INVESTORS. FBR's strategy is to discover opportunities where sophisticated capital and undervalued companies intersect. FBR believes that its fundamental understanding and commitment to undervalued, high-potential industries has enabled the Company to build significant credibility in the issuer and investor communities, facilitating its strategy of bringing under-valued companies to sophisticated investors.

  OFFER EXPANDED RANGE OF SERVICES TO CLIENTS. FBR's strategy is to capture a greater share of the revenue opportunities available from FBR investment banking and brokerage clients. For issuers, FBR has expanded from its core equity capital raising and research capabilities to provide high yield debt, financial advisory (including merger and acquisition, stock buybacks, and dividend analysis), venture capital/private fund and corporate/high net worth services. For investors, FBR has expanded from its core sales and trading services to provide asset management and venture capital services. FBR believes its demonstrated success in providing its core services and strong client relationships is a key competitive advantage in its plans to expand its business.

STRATEGIC BUSINESS RELATIONSHIP WITH PNC BANK CORP.

  Pursuant to an agreement between FBR and PNC dated October 29, 1997, PNC has agreed to purchase 4.9% of the shares of Common Stock issued and outstanding after the Offering (including shares issued pursuant to the Underwriters' over-allotment option) at a price per share of Class A Common Stock equal to 96% of the price at which shares are sold in the Offering (the "PNC Transaction"). The closing of this transaction is anticipated to occur substantially contemporaneously with the closing of the Offering. Consummation of the PNC Transaction is subject to the completion of the Offering prior to March 31, 1998 and certain other customary conditions.

  In conjunction with the PNC Transaction and pursuant to a non-binding Memorandum of Understanding entered into by and between FBR and PNC on October 29, 1997, (the "MOU") FBR and PNC intend to establish an ongoing strategic business relationship with respect to selected capital markets and related activities. The MOU provides a framework pursuant to which FBR and PNC will work together on an arms-length basis to refer potential business to each other. Specifically, FBR will be the exclusive independent broker dealer to which PNC refers underwriting and high yield business that is not conducted by PNC. Additionally, FBR will cooperate with PNC's "section 20" securities affiliate to include PNC as a co-lead underwriter or co-placement agent on such referred business, upon the receipt by PNC of full tier 2 equity powers. FBR will also work with PNC to provide enhanced derivatives, asset securitization, bridge lending and other bank financing products to FBR's clients.

  FBR and PNC will explore both the possibility of forming bridge and/or equity and venture capital funds to serve the common needs of their respective client bases and potential strategic relationships in other business lines, including mergers and acquisitions advisory services, merchant banking and venture capital activities, asset management and real estate advisory services.

  FBR believes that the strength of PNC's middle-market and industry specialty client relationship as well as the strength of PNC's product offerings will provide FBR with significant business opportunities going forward.

  PNC, a registered bank holding company, is one of the largest diversified financial services companies in the United States with consolidated assets at September 30, 1997 of $71.8 billion. PNC offers a variety of financial products and services in its primary geographic locations in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky and nationally through retail distribution networks and alternative delivery channels.

INVESTMENT BANKING AND CORPORATE FINANCE

  FBR's investment banking activities consist of a broad range of services, including public and private offerings of a wide variety of securities, financial advisory services in merger, acquisition and strategic partnering transactions. Since commencing investment banking activities in late 1992, FBR has completed or advised on 155 investment banking and corporate finance transactions totalling $13.5 billion, with $10.3 billion in capital raising transactions and $3.2 billion in merger and acquisition advisory transactions.

 Capital Raising Activities

  FBR's capital raising activities have encompassed a wide range of securities, structures and amounts. FBR is a leading underwriter of securities in its areas of focus and FBR is dedicated to the successful completion and aftermarket performance of each underwriting transaction it executes. FBR's investment banking, research, and sales professionals employ an integrated methodology, each leveraging off the others' capabilities to successfully execute every underwriting assignment. FBR believes the focus and dedication of its underwriting, research and sales professionals results in superior aftermarket performance of the companies it chooses to underwrite. For the twelve month periods ending December 31, 1996 and September 30, 1997, FBR was ranked number one and number three respectively in terms of IPO aftermarket performance among lead managers with at least 10 lead managed U.S. IPOs, according to Securities Data Company.

                   IPO Performance: Top Five Lead Managers

                         Manager Aftermarket Rankings
                          (12 months ending 12/31/96)

-------------------------------------------------------------------------------------------------
                                                                                        Avg. %
                                                                         #           Chg. IPO to
                     Lead Manager Name                                 Issues          Current
--------------------------------------------------------------    ---------------  --------------
1. Friedman, Billings, Ramsey & Co., Inc.                               12              114.9
2. Donaldson, Lufkin & Jenrette Securities Corporation                  28               64.6
3. Oppenheimer & Co., Inc.                                              13               61.6
4. Credit Suisse First Boston Corporation                               13               61.3
5. BT Alex. Brown Incorporated                                          49               54.9
                                   Manager Aftermarket Rankings
                                   (12 months ending 9/30/97)
-------------------------------------------------------------------------------------------------
                                                                                       Avg. %
                                                                         #           Chg. IPO to
                      Lead Manager Name                                Issues          Current
--------------------------------------------------------------    ---------------  --------------
1. BT Alex. Brown Incorporated                                          27               61.4
2. Donaldson, Lufkin & Jenrette Securities Corporation                  19               52.8
3. Friedman, Billings, Ramsey & Co., Inc.                               13               50.1
4. Prudential Securities Incorporated                                   10               43.6
5. Credit Suisse First Boston Corporation                               19               41.9

Source: Securities Data Company. Performance as of 10/28/97. Includes only firms with ten or more issues lead-managed during period.

  The successful execution of an underwritten transaction is predominantly determined by the lead manager. As a result, to further enhance the quality of its investment banking services delivered to corporate clients, FBR seeks to act as sole or lead manager of an offering. Of the 141 capital raising transactions FBR has completed since inception, raising $10.3 billion, FBR has acted as lead or sole manager in 105 transactions involving $7.3 billion or more than 70% of such transaction. FBR has increased its percentage of sole or lead managed transactions (measured by dollar volume) from 74% for 1993 to 87% for 1996. The Company was the lead or sole underwriter in 81% of its 1997 transactions through the date hereof. From January 1, 1977 to October 17, 1997, FBR has ranked number four in terms of U.S. issuer IPO volume (including over allotments).

                           LEAD MANAGER LEAGUE TABLE
          1997 YEAR TO DATE AS OF OCTOBER 17, 1997--U.S. ISSUER IPOS

                                                         US AMOUNT+
                                                           OVER-
                                                           ALLOT.
 POSITION                    MANAGER                       ($MM)    NO. % SHARE
 --------                    -------                     ---------- --- -------
     1    Goldman, Sachs & Co. ........................   4,024.46   17  16.19
     2    Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...............................   3,822.57   19  15.37
     3    Morgan Stanley & Co. Incorporated............   2,697.83   19  10.85
     4    FRIEDMAN, BILLINGS, RAMSEY & CO., INC. ......   1,336.68    8   5.38
     5    J.P. Morgan Securities, Inc. ................   1,111.15    3   4.47
     6    BT Alex. Brown Incorporated..................   1,012.62   19   4.07
     7    Credit Suisse First Boston Corporation. .....     887.62    9   3.57
     8    NationsBanc Montgomery Securities Inc. ......     856.99   23   3.45
     9    Donaldson, Lufkin & Jenrette Securities
            Corporation................................     800.51   11   3.22
    10    Bear, Stearns & Co., Inc. ...................     779.06    7   3.13
    11    Salomon Brothers Inc. .......................     775.18    7   3.12
    12    Prudential Securities Incorporated...........     715.98    8   2.88
    13    Lehman Brothers Inc. ........................     714.46   11   2.87
    14    Smith Barney Inc. ...........................     544.48   11   2.19
    15    J.C. Bradford & Co. .........................     537.16    4   2.16
    16    BancAmerica Robertson Stephens...............     411.61    9   1.66
    17    Hambrecht & Quist LLC........................     403.16   12   1.62
    18    PaineWebber Incorporated.....................     369.02    5   1.48
    19    SBC Warburg Dillon Read Inc. ................     314.92    2   1.27
    20    Raymond James & Associates, Inc. ............     250.61    5   1.01

--------
Source: CommScan EquiDesk

  FBR bases its decision to underwrite an offering of a company's securities on due diligence, company fundamentals, management's track record, historical financial results and financial projections. FBR chooses to underwrite clients which it believes will be able to execute long-term strategies that will deliver significant returns to investors. As a result, FBR's investment banking focus is nationwide and, to an increasing extent, international in scope. Of the 141 capital-raising transactions FBR has completed in 1997 through the date hereof, 25.5% have been in the mid-Atlantic region, 18.4 % have been in the West, 23.4% have been in the South East, 9.2% have been in the North East, and 23.5% have been in other regions. The Company has increased the number of its sole or lead managed underwriting transactions above $50.0 million from 7 in 1993, to 11 in 1996 and to 13 for 1997 through the date hereof. For 1997, FBR managed 10 equity and high-yield debt underwriting transactions above $100 million of which 7 were sole or lead-managed by FBR.

  FBR's strategy is to maintain long-term relationships with its corporate clients by serving their capital raising needs beyond the initial capital raising. FBR has completed follow-on capital transactions for 24% of its corporate client base. FBR also seeks to increase its base of publicly held clients by serving as a lead or co-manager in follow-on offerings for companies which FBR believes have attractive investment characteristics, whether or not FBR participated as a lead or co-manager in the IPOs for such companies.

List of Capital Raising Clients

                                         EQUITY
                                         ------
                                                                     ISSUE
   DATE   COMPANY                       ISSUE                        AMOUNT
 -------- -------                       -----                    --------------
 10/16/97 Imperial Credit Commercial
          Mortgage Investment Corp. .   Common--IPO              $  517,500,000
 10/15/97 BankUnited Financial
           Corporation...............   Common                   $   40,800,000
  10/8/97 Annaly Mortgage Management,
           Inc. .....................   Common--IPO              $  117,493,200
  9/30/97 Engel Developers Ltd. .....   Common--IPO              $   32,400,000
  9/17/97 First Washington Realty
           Trust.....................   Common                   $   49,680,000
  9/12/97 First Alliance Corporation.   Common                   $   94,990,000
   9/8/97 Local Financial
           Corporation...............   Private Placement        $  197,000,000
  8/29/97 American Capital
           Strategies................   Common--IPO              $  144,900,000
  8/27/97 Prime Retail, Inc. ........   Common                   $  161,000,000
   8/6/97 Ocwen Financial
           Corporation...............   Common                   $  130,500,000
  7/15/97 Thornburg Mortgage Asset
           Corp. ....................   Common                   $   47,512,500
  5/15/97 First Sierra Financial,
           Inc. .....................   Common--IPO              $   16,000,000
  5/14/97 Ocwen Asset Investment
           Corp. ....................   Common--IPO              $  276,000,000
   5/1/97 Brookdale Living
           Commmunities, Inc. .......   Common--IPO              $   59,512,500
  4/29/97 Long Beach Financial
           Corporation...............   Common--IPO              $  162,500,000
  3/24/97 Criimi Mae Inc. ...........   Common                   $   70,312,500
  3/17/97 Colonial Downs Holdings,
           Inc. .....................   Common--IPO              $   40,375,000
  2/20/97 American Business Financial
           Services..................   Common                   $   23,000,000
  2/14/97 Prime Retail, Inc. ........   Common                   $   26,000,000
  2/11/97 Annaly Mortgage Management,
           Inc. .....................   Private Placement        $   36,000,000
  2/10/97 Ugly Duckling Corporation..   Private Placement        $   94,531,188
  1/16/97 Washington Mutual, Inc. ...   Common--Secondary        $  693,008,328
 12/19/96 Wilshire Financial.........   Common--IPO              $   21,735,000
 12/18/96 Credit Management
           Solutions, Inc. ..........   Common--IPO              $   34,385,000
 11/26/96 Resource America, Inc. ....   Comon Stock Secondary    $   21,528,000
 11/26/96 UOL Publishing, Inc. ......   Common--IPO              $   18,590,000
 11/25/96 First Washington Realty
           Trust.....................   Common Stock Secondary   $   37,518,750
 11/21/96 Styling Technology
           Corporation...............   Common--IPO              $   31,158,520
 11/19/96 Mego Mortgage..............   Common--IPO              $   23,000,000
 11/14/96 MLC Holdings, Inc. ........   Common--IPO              $   10,062,500
 11/11/96 Miami Computer Supply
           Corp. ....................   Common--IPO              $    8,500,000
  11/1/96 Allin Communications
           Corp. ....................   Common--IPO              $   34,500,000
 10/30/96 Ugly Duckling Corporation..   Common Stock Secondary   $   69,000,000
 10/17/96 Digex, Inc.................   Common--IPO              $   52,422,750
  9/25/96 Ocwen Financial
           Corporation...............   Common--IPO              $   34,500,000
  8/22/96 R&G Financial..............   Common--IPO              $   35,017,500
  8/13/96 Life Savings Bank..........   Private Placement        $    4,036,500
  7/25/96 First Alliance Corp........   Common--IPO              $   68,425,000
  6/27/96 Prime Retail...............   Common Stock Secondary   $   43,187,100
  6/25/96 Pacific America Money
           Center, Inc...............   Common--IPO              $    8,782,100
  5/23/96 Security First Network
           Bank......................   Common--IPO              $   56,120,000
  4/17/96 Imperial Thrift and Loan
           Assoc.....................   Common Stock Secondary   $   24,380,000
  4/16/96 Atlantic Bank & Trust......   Common--IPO              $   11,643,750
  4/15/96 Cardinal Bancshares, Inc...   Private Placement        $    5,114,760
  2/23/96 OVATION, Inc...............   Private Placement        $   19,999,994
  2/22/96 BankUnited Financial
           Corporation...............   Common Stock Secondary   $   24,955,000
  11/9/95 Bank Plus Corporation
           (Fidelity Federal Bank)...   Common Stock Secondary   $   94,000,000
 10/23/95 Imperial Thrift and Loan
           Assoc.....................   Common--IPO              $   52,000,000
  6/27/95 First Washington Realty
           Trust.....................   Common Stock Secondary   $   25,737,500
 12/15/94 First Washington Realty
           Trust.....................   Common                   $   29,912,821
  8/24/94 Ambassador Apartments, Inc.
           (Prime Residential, Inc.).   Common--IPO              $  143,336,400
  6/22/94 RiverBank America..........   Common--IPO              $   49,500,000
  5/20/94 TeleBanc Financial
           corporation...............   Common--IPO              $    4,593,750
  3/16/94 California Federal Bank....   Common Stock Rights
                                         Offering                $  194,778,990
  3/15/94 Prime Retail, Inc..........   Common--IPO              $   54,625,000
 10/28/93 PALFED, Inc................   Common Stock Rights
                                         Offering                $   25,454,548
 10/22/93 Riggs National Corporation.   Common Stock Secondary   $   38,750,000
  9/30/93 Cardinal Bancshares, Inc...   Common--IPO              $    3,795,000
  8/26/93 Glendale Federal Bank......   Recapitalization
                                         w/rights offering       $  250,200,000
  8/19/93 Crossland Federal Savings
           Bank......................   Common--IPO              $  282,000,000
  7/27/93 BNH Bancshares.............   Common Stock Rights
                                         Offering                $   13,004,880
  4/23/93 Independent Bancorp of
           Arizona...................   Private Placement        $  147,047,912
 12/30/92 Ameribanc Investors Group..   Common Stock Rights
                                         Offering                $   36,462,084
                                                                 --------------
                                                                 $5,174,776,324

                                 HIGH YIELD AND PREFERRED
                                 ------------------------
                                                                       ISSUE
   DATE   COMPANY                    ISSUE                             AMOUNT
 -------- -------                    -----                         --------------
 10/14/97 Mego Mortgage
          Corporation.............   PP--Senior Subordinated Notes $   40,000,000
   9/8/97 Local Financial
          Corporation.............   Private--Senior Notes         $   80,000,000
   8/7/97 Ocwen Capital Trust I...   Private--Trust Preferred      $  125,000,000
  8/22/97 Bay View Capital
          Corporation.............   Subordinated Notes            $  100,000,000
  7/16/97 Resource America, Inc...   Private--Senior Notes         $  115,000,000
   7/3/97 Crown American Realty
          Trust...................   Preferred                     $  125,000,000
  3/14/97 Life Savings Bank.......   Private--Sub. Debt            $   10,000,000
  2/14/97 Prime Retail, Inc.......   Preferred--Convertible        $    4,000,000
 12/23/96 Bank United Financial
          Corp....................   Private--Trust Preferred      $   50,000,000
 12/23/96 Walden Residential......   Prefered Stock with Warrants  $  100,000,000
 12/19/96 Wilshire Financial......   Debt                          $   84,245,000
 12/10/96 Riggs National
          Corporation.............   Private--Trust Preferred      $  150,000,000
 11/26/96 Chevy Chase Savings
          Bank....................   Debt                          $  100,000,000
 11/26/96 Chevy Chase Preferred
          Capital Corp............   Preferred                     $  150,000,000
 11/19/96 Mego Mortgage
          Corporation.............   Sub Notes                     $   40,000,000
  9/25/96 Ocwen Financial
          Corporation.............   Notes                         $  125,000,000
   8/7/96 Criimi Mae..............   Preferred--Convertible        $   60,375,000
   7/1/96 Confia..................   Mortgage Backed Bonds         $   25,000,000
  6/24/96 Prime Retail, Inc.......   Conversion to Common          $  105,225,000
   5/7/96 HomeSide, Inc...........   Senior Notes                  $  200,000,000
  4/23/96 Walden Residential......   Preferred--Convertible        $   45,000,000
 12/19/95 The Prime Group, Inc....   Private--Secured Debt         $   40,000,000
 11/30/95 Fort Bend Holding
          Corporation.............   Convt. Sub. Debt              $   12,000,000
  11/9/95 Bank Plus Corporation
          (Fidelity Federal
          Bank);..................   Exchangeable Preferred        $   51,750,000
   8/9/95 Beal Financial
          Corporation.............   Senior Notes                  $   57,500,000
  6/23/95 Coastal Bancorp.........   Senior Notes                  $   50,000,000
   6/7/95 Berkeley Federal Bank &
          Trust...................   Sub. Debt                     $  100,000,000
 10/11/94 Monterey Homes..........   Private--Sub. Notes
                                      w/warrants                   $    8,000,000
  7/20/94 First Nationwide
           Holdings, Inc..........   Senior Notes                  $  200,000,000
  7/20/94 First Nationwide Bank,
           FSB....................   Preferred                     $  300,703,000
  6/28/94 Community Bank..........   Preferred Stock with Warrants $   20,000,000
  6/27/94 First Washington Realty
           Trust..................   Preferred--Convertible        $   73,000,000
  6/22/94 RiverBank America.......   Preferred                     $   35,000,000
  3/23/94 B.F. Saul Real Estate
           Inv. Trust.............   Sr. Secured Notes             $  175,000,000
  3/16/94 California Federal Bank.   Preferred                     $  172,500,000
  3/15/94 Prime Retail, Inc.......   Preferred                     $   57,500,000
  3/15/94 Prime Retail, Inc.......   Preferred--Convertible        $  175,380.000
   2/7/94 Sierra Tahoe Bancorp....   Convt. Sub. Debt              $   10,000,000
  1/26/94 Riggs National
           Corporation............   Sub. Notes                    $  125,000,000
 12/29/93 WSFS Financial
           Corporation............   Senior Notes                  $   32,000,000
 12/28/93 MDC Holdings, Inc.......   Senior Debt                   $  190,000,000
 12/28/93 MDC Holdings, Inc.......   Convt. Sub. Debt              $   28,000,000
  12/6/93 Pacific Crest Capital...   Preferred--Convertible        $   14,030,000
 11/17/93 Chevy Chase Savings
           Bank...................   Sub. Debt                     $  150,000,000
 10/22/93 Riggs National
           Corporation............   Preferred                     $  100,000,000
  9/23/93 The Dime Savings Bank...   Preferred--Exchanged to debt  $  100,000,000
  8/26/93 Glendale Federal Bank...   Preferred--Convertible        $  201,250,000
  8/19/93 CrossLand Federal
           Savings Bank...........   Sub. Debt                     $   50,000,000
  8/11/93 Chevy Chase Savings
           Bank...................   Preferred                     $   75,000,000
  5/11/93 Telebanc Financial......   Convt. Sub. Debt              $   15,000,000
                                                                   --------------
                                                                   $4,452,485,000

                                  THRIFT CONVERSIONS
                                  ------------------
                                                                     ISSUE
  DATE   COMPANY                       ISSUE                        AMOUNT
 ------- -------                       -----                    ---------------
 2/12/97 Pulaski Savings Bank.......   Mutual Conversion        $     9,520,000
 9/30/96 Westwood Homestead            Mutual Conversion        $    28,434,000
          Financial Corp. ..........
 7/15/96 Pennwood Savings Bank......   Mutual Conversion        $     6,101,280
  7/3/96 Kenwood Bancorp............   Mutual Holding Co. 2nd   $     1,576,510
                                        Step
  7/2/96 Home Financial Bancorp.....   Mutual Conversion        $     5,059,260
 6/17/96 Commonwealth Bancorp,         Mutual Holding Co. 2nd   $    98,700,000
          Inc. .....................    Step
 6/15/96 First Federal Financial       Mutual Conversion        $     6,717,830
          Bancorp...................
  4/1/96 Heritage Financial Corp. ..   Mutual Conversion        $     4,932,200
  4/1/96 London Financial Corp. ....   Mutual Conversion        $     5,290,000
 3/29/96 Crazy Woman Creek Bancorp..   Mutual Conversion        $    10,580,000
 3/21/96 North Central Bancshares,     Mutual Conversion        $    26,255,000
          Inc. .....................
 3/12/96 Washington Bancorp.........   Mutual Conversion        $     6,575,190
  1/9/96 Broadway Financial            Mutual Conversion        $     8,926,880
          Corporation...............
 11/1/95 American National Bank.....   Mutual Holding Co. 2nd   $    21,800,000
                                        Step
 10/7/95 Charter Financial..........   Mutual Conversion        $    33,396,210
 10/5/95 Klamath First Bancorp......   Mutual Conversion        $   122,300,000
 9/29/95 Hardin Bancorp.............   Mutual Conversion        $    10,580,000
 9/29/95 First Defiance Financial...   Mutual Holding Co. 2nd   $    64,769,140
                                        Step
 7/20/95 Perpetual State Bank.......   Mutual Conversion        $     1,320,000
  7/5/95 First Mutual Bancorp.......   Mutual Conversion        $    47,150,000
 6/30/95 HF Financial...............   Mutual Conversion        $    52,880,000
 6/28/95 Fort Thomas Financial......   Mutual Conversion        $    15,740,000
 6/28/95 Northeast Indiana Bancorp..   Mutual Conversion        $    21,800,000
  4/7/95 ISB Financial..............   Mutual Conversion        $    73,800,000
 3/15/95 Horizon Bancorp............   Mutual Conversion        $     3,684,212
 9/30/93 Meritrust Federal Savings     Mutual Conversion        $     5,000,000
          Bank......................
 8/13/93 Cardinal Bancshares, Inc. .   Mutual Conversion        $    10,910,625
 7/23/93 Albion Banc Corp. .........   Mutual Conversion        $     2,610,000
                                                                ---------------
                                                                $   706,408,337
           TOTAL CAPITAL TRANSACTIONS.........................  $10,333,669,661

 Mergers and Acquisitions Advisory Services

  FBR seeks to leverage its research capability, business valuation skills and secondary market experience to evaluate merger and acquisition candidates and opportunities. FBR believes that its research capacity and capital raising activities have created a network of relationships that enable it to identify and engineer mutually beneficial combinations between companies. As a financial advisor, FBR relies upon its experience gained through in-depth and daily involvement in the capital markets. Financial advisory services have included market comparable performance information, commentary on dividend policy, review of merger and acquisition opportunities and evaluation of stock repurchase programs. FBR has provided merger and acquisition advisory services in transactions valued at $3.2 billion in the aggregate.

RESEARCH SERVICES

  FBR's creation in 1989 as a research and trading firm laid the foundation for FBR's understanding of the importance of research and the role research services play in the investment banking and institutional brokerage process. FBR's research analysts operate under two guiding principles: (i) to identify undervalued investment opportunities in the capital markets and (ii) to communicate effectively the fundamentals of these investment opportunities to Company professionals and potential investors. To achieve these objectives, FBR believes that industry specialization is necessary, and, as a result, FBR organizes its research staff along industry lines. FBR has 34 research analysts organized into 6 teams focused on industry sectors. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address. To achieve this level of specialization, FBR seeks to recruit or train analysts with significant industry and technical expertise, in addition to securities industry expertise. In this manner, FBR believes that its analysts can assess the capital markets to identify attractive investment opportunities within their strategic niches, can assist investment banking personnel in valuing companies accessing the capital markets for the first time, and can effectively monitor and communicate developments relating to the scope of their research universe to the institutional sales force and institutional investors.

  FBR has focused its research efforts in some of the fastest growing and most rapidly changing sectors of the United States and world economies. These sectors include REITs, financial services, homebuilding, internet, healthcare, automotive retailing, information technology, electronic commerce, telecommunications, gaming, industry consolidators. FBR believes these industry sectors will have great demand for the products and services it offers in the future and provide ample diversification for its business.

  After initiating coverage on a company, FBR's analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensuring that new developments are effectively communicated to FBR's sales force and institutional investors. FBR produces full length research reports and notes on more than 400 issues. FBR's analysts verbally update the sales force at two daily sales meetings. In addition, FBR analysts distribute written updates through the use of daily morning meeting notes, real-time electronic mail and other forms of immediate communication. In addition, FBR's investors can receive analyst comments through electronic media such as Multex and First Call.

SALES AND TRADING

  The Company focuses on institutional sales and trading services to equity and high-yield debt investors in the United States, Europe and elsewhere and, as a result, institutional sales accounted for approximately 85% of sales and trading revenues for the year ended December 31, 1996. The Company executes securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires special marketing and trading expertise.

  As of September 30, 1997, FBR had 47 sales professionals. The Company's sales professionals provide services to a nationwide institutional client base as well as to institutional clients in Europe and elsewhere overseas. FBR's sales professionals work closely with FBR's research analysts to provide the most up-to-date information to the Company's institutional clients. FBR's sales professionals rely on communicating with the research analysts at two daily sales meetings, as well as on the distribution of morning meeting notes and frequent updates to research reports.

  FBR trading professionals facilitate trading in equity and high-yield securities. FBR has 12 trading professionals, involved in market making in Nasdaq and other OTC securities, trading listed securities, sales trading and servicing the trading desks of major institutions in the United States and Europe. FBR's trading professionals have direct access to the major stock exchanges, including the NYSE and the American Stock Exchange, Inc. as a result of FBR's relationship with its clearing broker. The most significant portion of the Company's trading revenues arises from trading in Nasdaq-listed securities. At September 30, 1997, FBR made a market in 347 securities. During the period, FBR was the top market maker in 100% of the Nasdaq-listed equity securities issued by companies for which FBR served as lead or co-manager in a public offering of the companies for which FBR makes a market. Source:
Securities Data Company and Bloomberg.

 Corporate Services

  Since its inception in 1989, FBR has provided retail brokerage services to sophisticated individual investors, corporate executives, and small institutions. FBR offers a wide range of investment services, including:
(i) differentiated investment ideas and brokerage services; (ii) the development and implementation of investment strategies; and (iii) the execution of corporate stock buyback plans. Since 1989, FBR has executed stock buybacks for over 100 institutions.

 Executive Services

  On October 30, 1997, FBR established a Private Client Group ("PCG") consisting of 4 professionals. PGC offers creative money management solutions and investment ideas suited to high net worth individuals. Using a consultative approach, PCG professionals research, interpret, evaluate and select sophisticated investment strategies. PCG specializes in hedging and preserving significant equity positions as well as offering traditional brokerage services.

  Additionally, PCG professionals are knowledgeable in various aspects of the sale of restricted and control stocks as well as the financing of employee stock options. Individuals who own restricted or control stock receive PGC assistance with the complex regulations and paperwork required to sell such securities. For individuals unable to sell positions, PCG offers a number of strategies for preserving value in such assets, as well as the ability to borrow funds at favorable rates to provide liquidity. Given FBR's strong investment banking relationships, including those with executives of companies underwritten by FBR, FBR believes that there are natural synergies between its PCG and its existing clients.

SYNDICATE

  The Syndicate department coordinates FBR's participation as an underwriter in corporate securities distributions. In an underwriting transaction, FBR acts as sole or lead manager, co-manager, or a member of an underwriting syndicate managed by other investment banks. In transactions in which FBR is the sole manager, the Syndicate department coordinates the marketing and book-building process, and participates in discussions with the issuer leading to the pricing of the offered securities on behalf of the underwriting group. During the year ended December 31, 1996, and to date in 1997, the Syndicate department directed FBR's participation in 29 offerings lead or co-managed and 22 managed offerings, respectively.

ASSET MANAGEMENT

  FBR seeks to leverage the expertise of its research professionals and portfolio managers to develop and implement investment strategies on behalf of institutional and high net worth individual investors. At September 30, 1997, the Company had assets under management of more than $414.2 million, including more than $56.5 million in separately managed accounts. The amount of assets under management has grown by 247% since January 1, 1996.

 Hedge and Offshore Funds

  At September 30, 1997, the Company's hedge and offshore funds had $250.0 million under management. FBR Ashton, Limited Partnership the largest of the Company's hedge funds, utilizes investment strategies primarily involving publicly-traded financial services companies' equity and fixed income securities. From March 9, 1992 (inception) through September 30, 1997, FBR Ashton, Limited Partnership delivered average annualized total returns of 45.0% (gross), calculated in accordance with AIMR and before accrual of fees and expenses, and special allocations to FBRIM, the investment manager. The average annualized total return to limited partners for FBR Ashton, Limited Partnership for the same period after accrual of fees and expenses of, and special allocations to, FBRIM was approximately 36.6%.

 Private Equity and Venture Capital

  At September 30, 1997, the Company's private equity and venture capital funds had approximately $52.5 million under management. FBR Private Equity Fund, L.P. was formed in June 1996 to make private investments, primarily in small financial services firms. As of September 30, 1997, it was fully invested. FBR

Technology Venture Partners, L.P., a venture capital fund dedicated to technology investments in software, communication, and Internet companies, was formed in August 1997 and has commenced its investment operations.

 Mutual Funds

  The FBR Family of Funds, an open-end management type investment company registered under the Investment Company Act of 1940, began business in 1997 and currently is comprised of three series, the FBR Financial Services Fund, the FBR Small Cap Financial Services Fund, and the FBR Small Cap Growth/Value Fund. At September 30, 1997, total assets included in The FBR Family of Funds were approximately $55 million. Total returns for the three months ended September 30, 1997 and for the nine months ended September 30, 1997, respectively, and comparable market indicators are shown below:

                                                   3 MONTHS ENDED 9 MONTHS ENDED
                                                   SEPT. 30, 1997 SEPT. 30, 1997
                                                   -------------- --------------
FBR FINANCIAL SERVICES............................     13.30%         34.17%
  Lipper Financial Services Index.................     13.48%         37.20%
  S&P 500 Index...................................      7.49%         29.64%
FBR SMALL CAP FINANCIAL...........................     16.77%         41.58%
  Lipper Financial Services Index.................     13.48%         37.20%
  Russell 2000 Index..............................     14.85%         26.52%
FBR SMALL CAP GROWTH/VALUE........................     22.79%         39.17%
  Lipper Small Cap Index..........................     15.25%         22.21%
  Russell 2000 Index..............................     14.85%         26.52%

ACCOUNTING, ADMINISTRATION AND OPERATIONS

  FBR's accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, office and personnel services, the Company's management information and telecommunications systems, and the processing of the Company's securities transactions. With the exception of payroll processing, which is performed by an outside service bureau, and customer account processing, which is performed by the Company's clearing broker, most data processing functions are performed by the Company's management information systems department. The Company believes that future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems as well as the hiring of additional personnel.

COMPETITION

  The Company is engaged in the highly competitive securities brokerage and financial services businesses. The Company competes directly with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, major regional firms and smaller niche players. To an increasing degree, the Company also competes for various segments of the financial services business with other institutions, such as commercial banks, savings institutions, mutual fund companies, life insurance companies and financial planning firms. The Company believes that following a strategy of offering superior service and investment advice in particular areas of expertise and to a particular client base differentiates it from competitors.

  In addition to competing for investment clients, companies in the securities industry compete to attract and retain experienced and productive investment professionals. See "--Employees."

  Many competitors have greater personnel and financial resources than the Company. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have much more extensive investment banking activities than the Company and therefore may possess a relative advantage with regard to access to deal flow and capital.

  Recent rapid advancements in computing and communications technology are substantially changing the means by which financial services are delivered. These changes are providing consumers with more direct access to a wide variety of financial and investment services, including market information and on-line trading and account information. Advancements in technology also create demand for more sophisticated levels of client services. The Company is committed to utilizing technological advancements to provide a high level of client service. Provision of these services may entail considerable cost without an offsetting source of revenue.

EMPLOYEES

  At September 30, 1997, the Company had a total of 230 full-time employees, of whom 34 were engaged in research, 62 in investment banking, 73 in sales, trading and syndicate, 15 in venture capital, principal investment and asset management activities and 46 in accounting, administration and operations. The Company also had 28 interns. Of these employees, 141 were classified as professionals and 89 were in support positions. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are excellent.

PROPERTIES

  The Company leases two floors of its headquarters building and its annex totaling 41,091 square feet and has an agreement to lease two additional floors totaling 36,166 square feet. Under these arrangements the Company has an option to extend the lease term on all four floors for an additional five year period. The Company also leases approximately 8,000 square feet for its satellite offices in Irvine, California, London, England and Boston, Massachusetts. The Company believes that its present facilities, together with its current options to extend lease terms and occupy additional space, are adequate for its current and presently projected needs.

LEGAL PROCEEDINGS

  While the Company is not currently a defendant or plaintiff in any lawsuits or arbitrations, many aspects of the Company's business involve substantial risks of liability, litigation and arbitration. An underwriter is exposed to potential liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

  If plaintiffs in any future suits against the Company were to prosecute their claims successfully, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. The Company carries only limited insurance which may cover only a portion of any such payments.

  In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages and frequently name as defendants underwriters of a public offering and investment banks that provide advisory services in merger and acquisition transactions. The eventual impact of the recently passed Federal Private Securities Litigation Reform Act of 1995 on securities class action litigation is not yet known. FBR is not currently a defendant in any such lawsuits, and has never been named a defendant in a class action lawsuit or other suit alleging underwriter liability.

  In addition to these financial costs and risks, the defense of litigation or arbitration may divert the efforts and attention of the Company's management and staff, and the Company may incur significant legal expenses in defending such litigation or arbitration. This may be the case even with respect to claims and litigation which management believes to be frivolous, and the Company intends to defend vigorously any frivolous claims against it. The amount of time that management and other employees may be required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company.

  The Company also may become a defendant in civil actions and arbitrations arising out of its other activities as a broker-dealer, as an investment adviser, as an employer and as a result of other business activities. There can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

  In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Virginia law. The Company has entered into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.

RISK MANAGEMENT

  The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risk. There can be no assurance that the Company's risk management procedures and internal controls will prevent or reduce any such risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could cause the Company to engage in imprudent business activities. Principal risk relates to the fact that the Company holds securities which are subject to changes in value and could result in the Company incurring material losses. Credit risk occurs because the Company extends credit through its clearing broker to various of its customers in the form of margin and other types of loans, activities which are normal industry practices.

  Operating risk is monitored by managers of the Company's business groups, and by the directors of each of the Company's operating subsidiaries. These directors review the overall business activities of each of the Company's subsidiaries, and issue directions to address issues which, in the judgment of the directors, could result in a material loss to the Company.

  Principal risk is managed primarily through the real-time monitoring of amount and types of securities held from time to time by the Company and by limiting the exposure to any one investment or type of investment. The two most common categories of securities owned are those related to the daily trading activities of the Company's brokerage operations and those which arise out of the Company's underwriting activities. The Company attempts to limit its exposure to market risk on securities held as a result of its daily trading activities by limiting its inventory of trading securities to that needed to provide the appropriate level of liquidity in the securities for which it is a market maker. The Company historically has not taken positions in securities as principal investments, and seeks to balance trading security inventory positions daily.

  Credit risk is monitored both by the Company's own operations personnel and by the Company's clearing broker. Margin calls are issued if the value of collateral declines below established margin requirements, and margin maintenance requirements are increased in the event that the concentration in a client's account exceeds certain levels.

REGULATION

  In the United States, a number of federal regulatory agencies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States, and the Federal Reserve Board promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other institutions in the United States. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations

("SROs"), principally the NASD (and its subsidiaries NASD/R and Nasdaq), and the national securities exchanges. These SROs and exchanges adopt rules (which are subject to approval by the SEC) that govern the industry, monitor daily activity and conduct periodic examinations of member broker-dealers. While FBRC and the Company's other broker-dealer subsidiaries are not members of the New York Stock Exchange, Inc. (the "NYSE"), the Company's business is impacted by the NYSE rules.

  Securities firms are also subject to regulation by state securities commissions in the states in which they are required to be registered. FBRC is registered as a broker-dealer with the SEC and in 48 states, Puerto Rico and the District of Columbia, and is a member of, and subject to regulation by, a number of SROs, including the NASD and the Municipal Securities Review Board. FBR Direct, Inc. ("FBR Direct") is registered as a broker-dealer with the SEC and is seeking registration in all 50 states, Puerto Rico and the District of Columbia, and its application for membership in the NASD is pending.

  As a result of federal and state registration and SRO memberships, FBRC is subject to overlapping schemes of regulation which cover all aspects of its securities business. Such regulations cover matters including capital requirements, uses and safe-keeping of clients' funds, conduct of directors, officers and employees, record-keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material nonpublic information, employee-related matters, including qualification and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities, and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, the many aspects of the broker-dealer customer relationship are subject to regulation including in some instances "suitability" determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers' trades and disclosures to customers.

  FBRC also is subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealers. Certain "Material Associated Persons" (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Material Associated Persons may also be subject to regulation by the SEC. In addition, the possibility exists that, on the basis of the information it obtains under the Risk Assessment Rules, the SEC could seek authority over the Company's unregulated subsidiaries either directly or through its existing authority over the Company's regulated subsidiaries.

  Friedman, Billings, Ramsey Investment Management, Inc. ("FBRIM"), FBR Offshore Management, Inc. ("FBR Offshore"), FBR Fund Advisers, Inc. ("FBR Fund Advisers") and FBR Venture Capital Managers, Inc., the general partner of FBR Technology Venture Partners, L.P., are registered as investment advisers with the SEC. As investment advisers registered with the SEC, they are subject to the requirements of the Investment Advisers Act of 1940 and the SEC's regulations thereunder, as well as certain state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the federal securities laws. In addition, FBR Fund Advisers and the mutual funds it manages are subject to the requirements of the Investment Company Act of 1940 and the SEC's regulations thereunder.

  In the event of non-compliance with an applicable regulation, governmental regulators and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's operating results and financial condition.

  FBR's business is also subject to regulation by various foreign governments and regulatory bodies. FBRC is registered with and subject to regulation by the Ontario Securities Commission in Canada. FBR International is subject to regulation by the SFA in the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986. FBR Investment Management (Bermuda) Ltd., which is a Bermuda company established to manage the Company's offshore funds, is subject to regulation by the Bermuda Monetary Authority. Foreign regulation may govern all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures.

  In connection with the Company's hedge fund and venture capital activities, FBR's affiliates and the hedge funds and venture capital funds which they manage are relying on exemptions from registration under the Investment Company Act of 1940, and certain state securities laws and the laws of various foreign countries. Failure to comply with the initial and continuing requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and these funds carry on their activities.

  Additional legislation and regulations, including those relating to the activities of broker-dealers and investment advisers, changes in rules promulgated by the SEC or other United States or foreign governmental regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. The Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of FBR's underwriting, merger and acquisition, securities trading and asset management activities in any year could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

NET CAPITAL REQUIREMENTS

  As broker-dealers registered with the SEC and as member firms of the NASD, FBRC and FBR Direct (whose membership application with the NASD is pending) are subject to the capital requirements of the SEC and the NASD. FBR International is subject to the net capital regulations of the SFA. These capital requirements specify minimum levels of capital, computed in accordance with regulatory requirements, that each firm is required to maintain and also limit the amount of leverage that each firm is able to obtain in its respective business.

  FBRC computes its net capital requirement under the aggregate indebtedness method permitted by the SEC. Under this method, FBRC is required by the SEC to maintain regulatory net capital, computed in accordance with the SEC's regulations, equal to the greater of $250,000 or such amount that its aggregate indebtedness does not exceed 1,500% of its net capital.

  "Net capital" is essentially defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses and unsecured receivables), and further reduced by certain percentages (commonly called "haircuts") of the market value of a broker-dealer's positions in securities and other financial instruments.

  The SEC's capital rules also (i) require that broker-dealers notify it, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons, if those withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and that they provide such notice within two business days after any such withdrawal or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital, (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related party loans if after such distribution or loan, the broker-dealer has net capital of less than $300,000 or if the aggregate indebtedness of the broker-dealer's consolidated entities would exceed 1,000% of the broker-dealer's net capital and in certain other circumstances, and (iii) provide that the SEC may, by order, prohibit withdrawals of capital from a broker-dealer for a period of up to 20 business days, if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and the SEC believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.

  Compliance with regulatory net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its affiliated broker-dealers, which in turn could limit its ability to pay dividends, repay debt and redeem or repurchase shares of its outstanding capital stock.

  The Company believes that at all times FBRC and FBR Direct have been in compliance in all material respects with the applicable minimum net capital rules of the SEC and the NASD and FBR International has been in compliance in all material respects with the applicable minimum net capital rules of the SFA. As of September 30, 1997, FBRC was required to maintain minimum net capital, in accordance with SEC rules, of approximately $1.5 million and had total net capital of approximately $31.5 million, or approximately $30 million in excess of the minimum amount required. As of September 30, 1997, FBR Direct was required to maintain minimum net capital, in accordance with SEC rules, of $50,000 and had total net capital of approximately $122,000, or approximately $72,000 in excess of the minimum amount required. FBR International was required to maintain minimum net capital under SFA rules of 720,000 European Currency Units (ECUs) (approximately $820,000) and had total net capital of approximately $1.4 million, or approximately $600,000 in excess of the minimum amount required.

  A failure of a broker-dealer to maintain its minimum required net capital would require it to cease executing customer transactions until it came back into compliance, and could cause it to lose its NASD membership, its registration with the SEC, or require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum net capital requirements, could cause material adverse consequences to the broker-dealer.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of September 30, 1997 are as follows:

         NAME          AGE                      POSITIONS
         ----          ---                      ---------
Emanuel J. Friedman... 51  Chairman and Chief Executive Officer; Director
Eric F. Billings...... 45  Vice Chairman and Chief Operating Officer; Director
W. Russell Ramsey..... 37  President and Secretary; Director
Eric Y. Generous...... 37  Executive Vice President and Chief Financial Officer
Nicholas J. Nichols... 57  Executive Vice President and Director of Compliance
Robert S. Smith....... 38  General Counsel
Kurt R. Harrington.... 44  Treasurer and Chief Accounting Officer
[       ]............. [ ] Director
[       ]............. [ ] Director

 Emanuel J. Friedman

  Mr. Friedman is Chairman and Chief Executive Officer of FBR and its principal subsidiary, FBRC. He has continuously served as Chairman and Chief Executive Officer of those entities and their predecessors since co-founding the Company in 1989. Mr. Friedman is involved in FBR's investment banking, research, brokerage and asset management activities. He also manages FBR Ashton, Limited Partnership, a hedge fund sponsored by FBRIM. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as a director. Mr. Friedman entered the securities industry in 1973 when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989 he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Friedman holds a B.A. from University of North Carolina at Chapel Hill and a J.D. from Georgetown University.

 Eric F. Billings

  Mr. Billings is Vice Chairman and Chief Operating Officer of FBR and its principal subsidiary, FBRC. He has continuously served as Vice Chairman and Chief Operating Officer of those entities and their predecessors since co-founding the Company in 1989. Mr. Billings is involved in FBR's investment banking, research, brokerage and asset management activities. He also manages FBR Weston, Limited Partnership, a hedge fund sponsored by FBRIM. Mr. Billings entered the securities industry in 1982 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 served as Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Billings holds a B.A. from the University of Maryland.

 W. Russell Ramsey

  Mr. Ramsey is President of FBR and its principal subsidiary, FBRC. He has continuously served as President of those entities and their predecessors since co-founding the Company in 1989. Mr. Ramsey is involved in FBR's investment banking, research, brokerage and asset management activities. Prior to co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Ramsey holds a B.A. from The George Washington University.

 Eric Y. Generous

  Mr. Generous is Chief Financial Officer and Executive Vice President of FBR and its principal subsidiary, FBRC. He has continuously served as an officer of those entities and their predecessors since joining the

Company at its inception in 1989. Mr. Generous entered the securities industry in 1983 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 served in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm as a Senior Vice President. Mr. Generous holds a B.A. from McGill University.

 Nicholas J. Nichols

  Mr. Nichols joined the Company at its inception in 1989 and has been Director of Compliance throughout that period. Mr. Nichols entered the securities industry in 1968 when he joined Mason & Co., Inc. (currently Legg Mason Wood Walker & Co., Inc.). Mr. Nichols established Legg Mason Wood Walker & Co., Inc.'s institutional trading desk, and became a corporate officer and shareholder prior to leaving the firm in 1979. For the next seven years, Mr. Nichols monitored and evaluated congressional and regulatory securities activities as the Director of Legislative Affairs, American Institute of CPAs. Mr. Nichols joined the institutional sales group at Johnston, Lemon & Co., Incorporated in 1986. Mr. Nichols holds a B.A. from The George Washington University and a J.D. from the George Mason University.

 Robert S. Smith

  Mr. Smith joined the Company as its General Counsel in January 1997. Prior to joining the Company, Mr. Smith was a partner of McGuire, Woods, Battle & Boothe, L.L.P., where he had been in practice since 1986, counseling (among other clients) the Company since its inception in 1989. Mr. Smith formerly practiced as a lawyer in the United Kingdom from 1982-1985. Mr. Smith holds an L.L.B. and Dip. L.P. from Edinburgh University in Scotland, and an L.L.M. from the University of Virginia.

 Kurt R. Harrington

  Mr. Harrington joined the Company in March, 1997, as Vice President, Finance/Treasurer. From September, 1996 to March, 1997, Mr. Harrington was a consultant to the venture capital industry. For the five years prior thereto, Mr. Harrington was Chief Financial Officer of Jupiter National, Inc., a publicly-traded venture capital company, and in this capacity served as a director of a number of companies, including Viasoft, Inc., a publicly-traded software company from January 1994 to October 1995. Mr. Harrington holds a B.S. from Nichols College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

  The following table shows compensation earned during the fiscal year ended December 31, 1996 by (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on December 31, 1996 and whose salary plus bonus exceeded $100,000 for the year ended December 31, 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

     NAME AND                                                   OTHER ANNUAL
     PRINCIPAL POSITION                  SALARY($) BONUS($)  COMPENSATION($)(1)
     ------------------                  --------- --------- ------------------
     Emanuel J. Friedman ..............   600,000  2,809,122     1,825,154
      Chairman, Chief Executive Officer
       and Director
     Eric F. Billings .................   600,000  2,809,122     1,527,927
      Vice Chairman, Chief Operating
       Officer and Director
     W. Russell Ramsey.................   600,000  2,809,122     1,457,927
      President and Director
     Eric Y. Generous..................   240,000    475,000       229,501
      Executive Vice President and
       Chief Financial Officer
     Nicholas J. Nichols...............   240,000    120,000       114,550
      Executive Vice President and Di-
       rector of
       Compliance

--------
(1) Represents pro rata distributions made by the Company to permit these individuals to pay income taxes resulting from the Company's Subchapter "S" status.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established two committees: an Audit Committee and a Compensation Committee.

 Audit Committee

  The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee recommends to the Company's Board the appointment of independent auditors, subject to ratification by the shareholders of the Company at the annual meeting. The independent auditors periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit
Committee consists of       and      , neither of whom is an employee of the
Company, with       serving as Chair.

 Compensation Committee

  The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Company's Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans.
The Compensation Committee consists of       and     , with       serving as
Chair.

  To the extent that any permitted action taken by the Company's Board conflicts with action taken by the Compensation Committee, the actions of the Company's Board shall control.

COMPENSATION OF DIRECTORS

  Each non-employee director receives a single annual retainer ("Annual
Retainer") of $           for service on the Company's Board. All non-employee
directors also receive a fee of $      for each in person meeting of the
Company's Board that they attend and a fee of $      for each telephonic
meeting of the Company's Board and each meeting of any committee of the Company's Board that they attend. The chair of
the Audit Committee receives an additional annual retainer of $     .
Directors who are employees of the Company or any subsidiary of the Company do not receive additional compensation for service as directors.

THE NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

  FBR has adopted the FBR Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to (i) promote a greater identity of interest between FBR's non-employee directors and its shareholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

 General

  The Director Stock Plan will be administered by the Company's Board or a committee of the Company's Board designated for such purpose.

  Pursuant to the terms of the Director Stock Plan, non-employee directors of FBR will be eligible to participate in the Director Stock Plan following the
Offering (each, an "Eligible Director"). A total of        shares of Class A
Common Stock will be reserved for issuance and available for grants under the Director Stock Plan.

  In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of FBR, any reorganization or any complete liquidation of FBR), the Company's Board or the designated committee may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitutions or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

 Class A Common Stock

  With respect to the annual retainer and fees paid to directors (the "Director Fees"), each Eligible Director may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all or a portion (in 25% increments) of the Director Fees, provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Director Fees. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Director Fees payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock
Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to the nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Director Fees which otherwise would have purchased fractional shares will be paid in cash.

 Class A Options

  On the day following his or her appointment or election to the Company's Board and thereafter on the day after each annual meeting of shareholders during such director's term, each Eligible Director shall be granted options
("Director Options") for   shares of Class A Common Stock. The exercise price
for the Director Options will be 100% of the fair market value of Class A Common Stock on the date of the grant of such Director Option. Each Director Option will become vested and excisable on the first anniversary of the date of grant of such Director Option. Each Director Option shall terminate no later than the 10th anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the first anniversary of the date the optionee's service as a Director ceases for any reason (including death, disability, retirement, removal from office or otherwise). All Director Options become fully vested and exercisable upon a Change of Control.

 Transferability

  Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director or his or her legal representative.

 Amendments

  The Company's Board may at any time terminate, amend or modify the Director Stock Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Eligible Directors with outstanding Director Options or awards and, to the extent required by law or stock exchange rule, no such amendment will be made without the approval of FBR's shareholders.

                     EMPLOYEE INCENTIVE COMPENSATION PLANS

  The Company's philosophy is to compensate employees based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term employee stock ownership. FBR considers equity ownership by employees to be critical to its long-term success. When calculating total compensation, FBR considers both cash compensation and equity awarded through stock or options that vest over time.

THE 1997 STOCK INCENTIVE PLAN

  FBR has adopted the Friedman, Billings, Ramsey Group, Inc. 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"). The 1997 Stock Incentive Plan is designed to promote the success and enhance the value of FBR by linking the interests of certain of the full-time employees of FBR ("Participants") to those of FBR's shareholders and by providing Participants with an incentive for outstanding performance. The 1997 Stock Incentive Plan is further intended to provide flexibility to FBR in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts FBR's successful operation largely is dependent. As determined by the Compensation Committee of the Company's Board, or any other designated committee of the Company's Board (the "Committee"), FBR employees, including employees who are members of the Company's Board, are eligible to participate in the 1997 Stock Incentive Plan. Non-employee directors are not eligible to participate in the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan is intended to remain in effect for 10 years, to 2007. The description below is intended as a summary of material terms only.

 General

  The 1997 Stock Incentive Plan will be administered by the Committee and provides for the grant of stock options (both non-qualified and incentive stock options) ("Options" or "Awards").

  The 1997 Stock Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1997 Stock Incentive Plan
may not exceed        shares.

  The 1997 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  The term of Options granted under the 1997 Stock Incentive Plan may not exceed 10 years. Unless otherwise determined by the Committee, Options will vest ratably on each of the first five anniversaries of the grant date.

  A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock or in a combination thereof. The Committee, in its discretion, may allow cashless exercises of Options.

  Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a nonqualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership or LLC), or any transferee described above, and, during the Participant's lifetime, may be exercised only by the Participant or his or her legal representative.

  In the event of a Change of Control (as described below), any Option that is not then exercisable and vested will become fully exercisable and vested. The 1997 Stock Incentive Plan defines a change of control ("Change of Control") as
(i) the acquisition of 20% or more of the Common Stock or voting securities of FBR by a person or group, (ii) a change in a majority of the Company's Board, unless approved by the incumbent directors, (iii) the approval by FBR's shareholders of certain mergers involving FBR and (iv) approval by FBR's shareholders of a liquidation, dissolution or sale of substantially all of the assets of FBR.

  During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant in lieu of payment of the exercise price, and to receive cash (or stock, if necessary to preserve pooling of interests accounting for the Change of Control) in an amount equal to the excess of (i) the higher of the price received for Class A Common Stock in connection with the Change of Control and the highest reported sales price of a share of Class A Common Stock on a national exchange or on Nasdaq during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), over (ii) the exercise price (the excess of (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

 Amendments

  The Company's Board may at any time terminate, amend, or modify the 1997 Stock Incentive Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Award holders and, to the extent required by law or stock exchange rule, no such amendment will be made without the approval of FBR's shareholders.

 Federal Income Tax Considerations

  The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options and incentive stock options is not intended to be specific tax advice to Participants under the 1997 Stock Incentive Plan.

  Two types of stock options may be granted under the 1997 Stock Incentive
Plan: nonqualified stock options ("NQOs") and incentive stock options ("ISOs"). The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon the exercise of NQOs. In the case of NQOs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a Change of Control.

  The Company is generally required to withhold applicable income and payroll taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

  The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award.

CASH INCENTIVE PLANS

  The cash incentive plans described below are intended to reward eligible employees with a cash payment if the performance goals set forth in the plans or set by the Committee pursuant to the terms of the plans are met. Each plan has been approved by FBR's shareholders.

  The cash incentive plans described below will become effective upon the Offering, and will be applicable to 1997 and subsequent years unless and until terminated by the Company's Board.

 The Senior Executive Short-Term Cash Incentive Plan

  The Senior Executive Short-Term Cash Incentive Plan (the "Senior Executive Incentive Plan") is an annual cash bonus plan which covers FBR's Chief Executive Officer and the other Named Executive Officers as well as certain other employees as specified in the Senior Executive Incentive Plan. Each
fiscal year (a "Performance Year"), a pool equal to   of FBR's pre-tax net
income will be established for participants in the Senior Executive Plan. The Committee will determine the allocation of such pool; provided that each of
Messrs.         ,            and               would be allocated at least  %
of the pool.

 Key Employee Incentive Plan

  All key employees who are not participants in the Senior Executive Incentive Plan shall be eligible to participate in an annual bonus plan (the "Key Employee Incentive Plan"). Awards under the Key Employee Incentive Plan will be determined by the Committee upon recommendations from FBR's Chief Executive Officer.

 Payments

  All awards will be paid within 60 days after the last day of the Performance Year to which the award relates. A participant shall not receive an award if the participant's employment terminates before the last day of the Performance Year or performance period for any reason other than death, disability or retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, a pro rated award will be paid.

 Administration

  Each cash incentive plan will be administered by the Committee.

 Amendment and Termination

  The Company's Board may amend or terminate either of the cash incentive plans at any time as it deems appropriate; provided that no amendment or termination of a plan after the end of a Performance Year may decrease the awards for the Performance Year just ended and no amendment during a Performance Year may decrease the specified award percentages or pool under the Senior Executive Incentive Plan.

 Deferrals

  Awards under the cash incentive plans may be deferred by participants pursuant to a deferral election; provided that any awards deferred by a Named Executive Officer must be deferred at least until such time as he is no longer a Named Executive Officer. Deferrals may be credited to a cash account or a stock unit account set up as bookkeeping entries by FBR. The cash account would be credited each quarter with interest at the prime rate as set forth in The Wall Street Journal as of the first business day of such quarter. The stock unit account would be credited with a number of whole shares of Class A Common Stock, equal to the portion of the bonus deferred into the stock unit account divided by the average closing prices of Class A Common Stock during the last 10 business days of the year with respect to which the bonus is earned. Any fractional shares will be deferred into the cash account. The stock unit account will be credited with dividends in the same manner as if each phantom unit were a share of Class A Common Stock.

THE EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board and shareholders have adopted and approved FBR's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). Subject to meeting federal and state securities law requirements, the Plan will become effective at the consummation of the Offering. A copy of the Purchase Plan is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  The purpose of the Purchase Plan is to further the long-term stability and financial success of FBR by providing a method for employees to increase their
ownership of Common Stock. The Purchase Plan reserves            shares of
Class A Common Stock for issuance and sale under the plan. Unless sooner terminated at the discretion of the Board of Directors, the plan will terminate when participants become entitled to purchase a number of shares greater than the remaining number of reserved shares available for purchase.

 Eligibility

  All employees of FBR are eligible to participate in the Purchase Plan, other than employees whose customary employment is twenty hours or less per week, or is for not more than five months in a calendar year.

 General Description

  A participant in the Purchase Plan may authorize monthly salary deductions of a maximum of 15% and a minimum of 2% of monthly base compensation. The amounts so deducted and contributed are applied to the purchase of full shares of Class A Common Stock at the lesser of 85% of the fair market value of such shares on the date of purchase or on the offering date. The offering dates will be
January 1 and July 1 of each Purchase Plan year commencing          . Shares
will be purchased for participating employees on the last business days of June and December for each Purchase Plan year. Shares purchased under the plan will be held in separate accounts for each participant.

  Participants may increase or decrease their payroll deductions at any time but not more than twice during any 12-month period. Participants may also withdraw from participation in the Purchase Plan at any time. If a participant withdraws from the Plan, he or she may elect to have his or her shares sold and the proceeds, less selling expenses, remitted to him or her or he or she may elect to have a certificate for the full shares credited to his or her account forwarded to him or her. A participant who has withdrawn may not participate in the Purchase Plan again for six months.

  In the event of retirement or other termination of employment, any contributions which have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. Alternatively, a participant may elect to have his or her shares sold and the proceeds, less selling expenses, remitted to him or her. In the event of a participant's death, any contributions which have not yet been used to purchase shares and all shares in his account will be delivered to the participant's beneficiary designated in writing and filed with FBR, or, if no beneficiary has been designated or survives the participant, to the participant's estate.

 Future Amendments to the Purchase Plan

  The Company's Board may at any time, or from time to time, amend the Purchase Plan in any respect; provided, however, that the shareholders of FBR must approve any amendment that would materially (i) increase the benefits accruing to participants under the Purchase Plan, (ii) increase the number of securities that may be issued under the Purchase Plan, or (iii) modify the requirements as to eligibility for participation in the Purchase Plan.

EMPLOYEE SAVINGS PLAN

  FBR has established a defined contribution plan covering all full-time salaried employees of FBR and its subsidiaries. The plan is intended to meet the requirements of Section 401(a) of the Code and includes a qualified cash or deferred arrangement under section 401(k) of the Code. The purpose of the plan is to encourage regular savings on the part of employees of FBR and to give such employees a proprietary interest in FBR, and, therefore, an additional incentive to remain in its employ and to promote its success.

  Participants may elect to defer, in the form of contributions to the plan through regular payroll deductions, from 1% to 6% of their compensation (not exceeding $160,000 as indexed for cost of living increases) on a pre-tax basis and, at the discretion of the Board of Directors each year, receive a Company contribution to their account equal to 50% of their deferrals. Participants who elect to defer the full 6% of their compensation may defer, on a pre-tax but non-matched basis, additional amounts within the limits specified by the plan. Participants also may make after-tax contributions within the limits specified by the plan. Participants are fully vested at all times in their pre-tax and after-tax contributions and become fully vested with respect to FBR's matching contributions after two years of service, upon attaining age 65, disability or death.

SECURITIES TRADING FOR EMPLOYEES

  From time to time, directors, officers and other employees of the Company may buy or sell securities to or from FBRC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company. As the Company incurs expenses in connection with such trades which may exceed the commission paid by the employee-customer, the Company may incur losses in connection with the execution of such trades.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Articles of Incorporation provide that, to the full extent that Virginia law permits, the limitation or elimination of the liability of directors and officers, they will not be liable to FBR or its shareholders for any money damages in excess of one dollar. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

  To the fullest extent permitted by Virginia law, the Company's Articles of Incorporation require it to indemnify any director or officer of FBR who is made a party to any proceeding because he or she was or is a director or officer of FBR against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Company's Articles of Incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of FBR. Similarly, "liability" is defined to include not only judgments but also settlements, penalties, fines and certain excise taxes. The Company's Articles of Incorporation also provide that FBR may, but is not obligated to, indemnify its other employees or agents. FBR must indemnify any person who is or was serving at the written request of FBR as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require FBR to pay reasonable expenses incurred by a director or officer of FBR in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay FBR if it is ultimately determined that such person was not entitled to indemnification.

  The rights of indemnification provided in the Company's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Company's Articles of Incorporation authorize FBR to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FBR, whether or nor FBR would have the power to provide indemnification to such person.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FBR pursuant to the foregoing provisions, FBR has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of Common Stock as of September 30, 1997, and as adjusted to reflect the completion of the Offering, by (i) each Named Executive Officer, (ii) each director, (iii) each holder of more than 5% of Common Stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                  SHARES BENEFICIALLY               SHARES TO BE
                                      OWNED PRIOR                BENEFICIALLY OWNED
               NAME                  TO OFFERING                   AFTER OFFERING
               ----            ----------------------            ------------------
     DIRECTORS, NAMED                                  NUMBER OF
     EXECUTIVE OFFICERS AND                             SHARES
     5% BENEFICIAL OWNERS        NUMBER      PERCENT    OFFERED   NUMBER   PERCENT
     ----------------------    ----------- ----------- --------- ------------------
     Emanuel J. Friedman.....
     Eric F. Billings........
     W. Russell Ramsey.......
     Eric Y. Generous........
     Nicholas J. Nichols.....
     Jonathan Billings.......
     All executive officers
      and directors as a
      group (    persons)....
     Other Selling Sharehold-
      ers....................

    --------

(1) Beneficial ownership is determined in accordance with the rules of the SEC. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, VA 22209.

                         DESCRIPTION OF CAPITAL STOCK

  Prior to the closing of the Offering, the authorized capital stock of the Company will consist of 40 million shares of Class A Common Stock, 50 million shares of Class B Common Stock, and 10 million shares of preferred stock, $0.01 par value per share ("Preferred Stock").

COMMON STOCK

  As of the date of this Prospectus, there were no shares of Class A Common Stock outstanding held of record by any shareholders and 40,029,000 shares of Class B Common Stock were held of record by 24 shareholders. Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and holders of Class B Common Stock are entitled to three votes per share. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class, together with any other class or series of stock conferred with general class voting rights by the Company's Articles of Incorporation. After the completion of the Offering, the officers and directors of the Company will beneficially own, in the aggregate, approximately % of the outstanding Common Stock. In addition, all of the outstanding shares of Class B Common Stock held by the Existing Shareholders have been deposited in the Voting Trust, the trustees of which are Messrs. Friedman, Billings and Ramsey. Under the terms of the Voting Trust, a majority
of Messrs. Friedman, Billings and Ramsey will be able to control   % of the
voting power of the Company following the Offering ( % if the Overallotment Option is exercised in full) and will be able to control the outcome of all corporate actions requiring shareholder approval, including elections of directors. See "Risk Factors--Dual Class Stock and Voting Trust Agreement," "Description of Capital Stock--Common Stock," "--Voting Trust Agreement and Shareholders Agreement" and "Principal and Selling Shareholders."

  Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board out of funds legally available therefor. Dividend payments and advances to the Company by FBRC and FBR Direct are restricted by the provisions of the net capital rules of the SEC and the NASD. See "Business--Net Capital Requirements." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the Offering contemplated by this Prospectus will be fully paid and non-assessable. Shares of Class B Common Stock convert automatically to shares of Class A Common Stock upon the sale or transfer of such shares to certain third parties not affiliated with the Company.

PREFERRED STOCK

  The Company's Articles of Incorporation authorizes 10 million shares of Preferred Stock, none of which are outstanding. The Company's Board has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company's Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any Preferred Stock.

VOTING TRUST AGREEMENT AND SHAREHOLDERS AGREEMENT

  The Existing Shareholders have deposited the 40,029,000 shares of Class B Common Stock held by them into the Voting Trust. Pursuant to the terms of the Voting Trust, the trustees have sole discretion to vote the shares of Class B Common Stock deposited in the Voting Trust. As long as there are three trustees, the vote of a majority of the trustees shall control. In the event that there are two trustees, any action requires the concurrence of both trustees; if a concurrence cannot be reached, the matter shall be brought to a vote of all of the shareholders of the Company. Upon consummation of the
Offering, the shares in the Voting Trust will constitute approximately   % of
the voting power of the Company (   % if the Over-allotment Option is exercised
in full). Accordingly, the trustees will retain sufficient voting power to control the outcome of all corporate actions submitted to a vote of shareholders. The agreement that governs the Voting Trust (the "Voting Trust Agreement") has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part and the description thereof is qualified in its entirety by reference to the Voting Trust Agreement.

  Prior to the Offering, the Company had in place the Shareholders Agreement which, among other things, placed certain restrictions on the transfer and ownership of Common Stock. Pursuant to its terms, the Shareholders Agreement will be terminated by written agreement of the Company and the Existing Shareholders upon consummation of the Offering.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND OF VIRGINIA LAW

  Certain provisions of the Company's Articles of Incorporation and Bylaws and applicable law, could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. The Company's Articles of Incorporation authorizes the Company's Board to designate and issue Preferred Stock as described above.

  The Company will be subject to the affiliated transaction provisions of Sections 13.1-725 through 13.1-725 of the Virginia Stock Corporation Act (the "VSCA"). These affiliated transaction provisions prohibit a Virginia corporation with more than 300 shareholders from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the affiliated transaction is approved in a prescribed manner. "Affiliated transactions" include mergers, asset sales and certain other transactions between or among the corporation and an interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within the preceding three years did own, 10% or more of any class of the corporation's voting stock.

  The Company will also be subject to the control share acquisition provisions of Section 13.1-728.1 through 13.1-728.9 of the VSCA. Pursuant to these control share acquisition provisions, shares of a corporation with more than 300 shareholders acquired in a "control share acquisition" generally have no voting rights unless such rights are conferred on the acquiror by a vote of non-interested shareholders. A "control share acquisition" is defined, generally, as the direct or indirect acquisition of beneficial ownership of voting shares which would cause the acquiror to have the power to vote or direct the voting shares having voting power within the following ranges in an election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of such votes. If voting rights are conferred on the acquiror by the shareholders of the target corporation, the acquisition of additional voting shares by the acquiror is not an additional control share acquisition unless such acquisition gives the acquiror voting rights in excess of the range in which voting rights had previously been granted.

  The Company's Bylaws also provide that a special meeting of shareholders may be called only by the Company's Chief Executive officer, the Chairman of the Board, a majority of the members of the Company's Board of Directors or shareholders holding shares entitled to cast ten percent of the votes at a meeting.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Class A Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of the date of this Prospectus, there are no shares of Class A Common Stock and 40,029,000 shares of Class B Common Stock outstanding. The 7,793,579 shares of Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act ) or PNC will be subject to the resale limitations contained in Rule 144. Of the Company's outstanding shares other than the shares offered hereby, 2,206,421 shares of Class A Common Stock and 35,029,000 shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 or are otherwise subject to the restrictions on sale under the Securities Act. Such restricted securities may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 or Rule 145 under the Securities Act.

  In general, Rule 144 provides that any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year (as computed under Rule 144) is entitled to sell within any three-month period the number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Class A Common Stock (approximately shares as of the date of this Prospectus) and (ii) the average weekly reported trading volume of the then outstanding shares of Class A Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately prior to a sale, and who has beneficially owned shares for at least a two-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144 (k) without regard to the volume limitation and other conditions described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of those securities to certain qualified institutional buyers (as that term is defined in Rule 144A), subject to certain conditions. The foregoing description of Rule 144 and Rule 144A is not intended to be a complete description of such rules.

  All of the 40,029,000 shares of Class B Common Stock outstanding immediately prior to the Offering and not sold in the Offering will be subject to the Lockup unless released by all of the Representatives. The Lockup prohibits the disposition of any such shares until the date 180 days from the date of this Prospectus. Any shares subject to the Lockup may be released at any time with or without notice to the public.

  Pursuant to the Stock Purchase Agreement between FBR and PNC, PNC has demanded and "piggyback" registration rights with respect to the shares of Class A Common Stock which it will acquire. PNC may not exercise these registration rights until the date 180 days from the date of this Prospectus.

  No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock or the availability of shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of Class A Common Stock and the Company's ability to raise capital in the future through the sale of additional securities.

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Underwriters named below, through their Representatives, Friedman, Billings, Ramsey & Co., Inc. and Lazard Freres & Co. LLC, have severally agreed to purchase from the Company the following respective numbers of shares of Class A Common Stock:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Friedman, Billings, Ramsey & Co., Inc. ............................
   Lazard Freres & Co. LLC............................................
     Total............................................................

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Class A Common Stock offered hereby if any of such shares are purchased. The offering of Class A Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Underwriters propose to offer the shares of Class A Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may re-allow a concession not in excess of $ per share to certain other dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of Class A Common Stock, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an Over-allotment Option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 1,169,037 additional shares of Class A Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such Over-allotment Option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the table above bears to the total number of shares of Class A Common Stock offered hereby. The Company will be obligated, pursuant to the Over-allotment Option, to sell shares to the Underwriters to the extent the Over-allotment Option is exercised. The Underwriters may exercise the Over-allotment Option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for Class A Common Stock. The initial public offering price for Class A Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. There can, however, be no assurance that the price at which the shares of Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

  FBRC is an indirect, wholly owned subsidiary of the Company. FBRC has committed to purchase from the Company and the Selling Shareholders an
aggregate of   % of the shares of Class A Common Stock being underwritten by the Underwriters in the Offering on the same basis as the other Underwriters. To the extent that part or all of the shares of Class A Common Stock underwritten by FBRC are not resold, the consolidated equity of the Company will be reduced. Until resold, any such shares will be eliminated in consolidation as if they were not outstanding for purposes of any future computations of earnings per common share and book value per common share. FBRC intends to resell any shares that it is unable to resell in the Offering from time to time at prevailing market prices.

  Under the provisions of Rule 2720 of the NASD Conduct Rules, when an NASD member such as FBRC participates in the distribution of its parent company's securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Lazard Freres & Co. LLC has agreed to serve in such role and to recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, Lazard Freres & Co. LLC, in its role as qualified independent underwriter, performed due diligence investigation and reviewed and participated in the preparation of this prospectus.

  Lazard Freres & Co. LLC has provided financial advisory services to FBRC and has received customary fees in connection with such services. In addition, Lazard Freres & Co. LLC represented FBR in connection with the PNC
Transaction, for which FBR paid it a fee of $   . See "Summary--Strategic
Business Relationship with PNC Bank Corp." and "Business--Strategic Relationship with PNC Bank Corp."

  Until the distribution of the Common Stock is completed, the rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for or purchase Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of shares of Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of shares of Class A Common Stock.

  If the Underwriters create a short position in shares of Class A Common Stock in connection with the Offering, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing shares of Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of shares of Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold such shares of Class A Common Stock as part of the Offering.

  In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Class A Common Stock, options, rights or warrants to acquire shares of Class

A Common Stock, or securities exchangeable for or convertible into shares of Class A Common Stock during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under its stock option plans. In addition, the Existing Shareholders have agreed not to sell any shares of Class A Common Stock during the 180-day period commencing on the date of this Prospectus.

SUBSEQUENT RESTRICTIONS

  Rule 2720(m) of the NASD Conduct Rules prohibits employees of the Company, their spouses and, under certain circumstances, other members of their immediate families who purchase any of the shares offered hereby from selling, pledging, assigning, hypothecating or transferring such shares for a period of five months following the Effective Date. The Underwriters may allocate up to shares of the Class A Common Stock offered hereby for purchase by Existing Shareholders, other employees of the Company, and members of their respective immediate families. The restrictions of Rule 2720(m) of the NASD Conduct Rules would apply to such shares. Rule 144 may also restrict the transferability of a portion of the shares of Class A Common Stock offered hereby in certain circumstances.

                                DIRECT OFFERING

  Concurrently with the Offering, the Company is, by means of this Prospectus, making the Direct Offering of up to 779,356 shares of Class A Common Stock to certain existing shareholders and other employees of the Company at a price
equal to     per share less the underwriting concession with respect to the shares offered to the public. The obligation of the investors to purchase shares in the Direct Offering is contingent on the purchase of shares by the Underwriters. There is no minimum number of shares to be purchased in the Direct Offering. Any proceeds from the sale of shares in the Direct Offering will be held in escrow until the closing of the underwritten offering and will be refunded to the investors if the Underwriters do not purchase shares in the underwritten offering. Such investors have agreed not to resell any shares so purchased by them for at least 180 days from the date of this Prospectus without the consent of the Underwriters. If the Company sells shares to the Underwriters and to the investors in the Direct Offering, the proceeds of such sales will be used only for the purposes described in this Prospectus.

                                 LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York and for the Underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C. The validity of the shares of Class A
Common Stock offered hereby will be passed upon for the Company by      . Each
of these firms has in the past represented and continues to represent, the Company on a regular basis and in a variety of matters other than the Offering.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

  The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Class A Common Stock, reference is made to the Registration

Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC also maintains a world wide web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996, and Septem-
 ber 30, 1997 (unaudited) ................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1994, 1995, and 1996 and the Nine Month Periods Ended September 30, 1996
 and 1997 (unaudited).....................................................  F-5
Consolidated Statements of Stockholders' Equity for the Years Ended Decem-
 ber 31, 1994, 1995 and 1996 and the Nine Month Periods Ended September
 30, 1997 (unaudited) ....................................................  F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1995, and 1996 and the Nine Month Periods Ended September 30, 1996
 and 1997 (unaudited).....................................................  F-7
Notes to Consolidated Financial Statements................................  F-8

  The financial statements included herein have been adjusted to give effect to the anticipated reincorporation and merger discussed in Note 1 of the Notes to the Consolidated Financial Statements. We expect to be in a position to render the following audit report upon the effectiveness of such events, assuming from October 29, 1997, to the effective date of such events, no other events will have occurred that would affect the accompanying financial statements or notes thereto.

                                                            Arthur Andersen LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Friedman, Billings, Ramsey Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Friedman, Billings, Ramsey Group, Inc. (a Virginia corporation), as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Friedman, Billings, Ramsey Group, Inc., as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Washington, D.C.
October 29, 1997

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                          ------------------------ SEPTEMBER 30,
                                             1995         1996         1997
                                          ----------- ------------ -------------
                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents...............  $10,390,784 $ 20,680,757 $ 27,568,469
Short-term investments, at market value.   10,275,610   10,267,710   10,372,680
Receivables:
  Underwritings.........................      124,083    7,301,374    6,169,933
  Asset management fees.................    5,203,361    1,436,837    1,754,903
  Other.................................      126,722      502,666      563,093
Due from brokers, dealers and clearing
 organizations..........................   11,545,000    9,700,384   21,947,308
Marketable trading and investment
 account securities,
 at market value........................   32,521,421   55,012,848   25,718,813
Investments in limited partnerships.....    1,578,807    6,424,409   10,892,241
Insurance deposit.......................    3,700,000    9,416,929    9,912,183
Furniture, equipment and leasehold
 improvements, net of accumulated
 depreciation and amortization of
 $816,426, $1,314,118, and $1,997,703,
 respectively...........................    1,983,266    3,103,003    3,463,387
Prepaid expenses and other assets.......    1,461,941    1,591,230      851,667
                                          ----------- ------------ ------------
    Total assets........................  $78,910,995 $125,438,147 $119,214,677
                                          =========== ============ ============


 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                               DECEMBER 31,                        SEPTEMBER 30,
                         -------------------------  SEPTEMBER 30,      1997
                            1995          1996          1997         (NOTE 2)
                         -----------  ------------  -------------  -------------
                                                            (UNAUDITED)
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
  Trading account
   securities sold but
   not yet purchased, at
   market value......... $ 6,372,410  $ 39,813,811  $ 11,243,316   $ 11,243,316
  Due to brokers,
   dealers and clearing
   organizations........  20,566,243           --            --             --
  Accounts payable and
   accrued expenses.....  12,872,934     8,996,336    10,827,962     10,827,962
  Accrued compensation
   and benefits.........   1,517,843     3,484,769    22,705,213     22,705,213
  Short-term
   subordinated
   revolving loan.......  10,000,000    15,000,000           --             --
  Short-term lines of
   credit...............   3,250,000     7,000,000    14,500,000     14,500,000
  Accrued dividends
   payable..............         --            --            --       7,483,772
  Long-term subordinated
   loans................     943,014     1,914,131     1,668,521      1,668,521
  Other.................     117,083       170,051       151,514        151,514
                         -----------  ------------  ------------   ------------
    Total liabilities...  55,639,527    76,379,098    61,096,526     68,580,298
                         -----------  ------------  ------------   ------------
Commitments and
 contingencies (Note
 12)....................         --            --            --             --
Stockholders' equity:
  Preferred Stock, $0.01
   par value, 10,000,000
   shares authorized,
   none issued and
   outstanding..........         --            --            --             --
  Class A Common Stock,
   $0.01 par value,
   40,000,000 shares
   authorized, none
   issued and
   outstanding..........         --            --            --             --
  Class B Common Stock
   $.01 par value,
   50,000,000 shares
   authorized,
   35,271,060,
   37,455,000, and
   40,029,000 issued and
   outstanding as of
   December 31, 1995 and
   1996, and September
   30, 1997,
   respectively.........     352,711       374,550       400,290        400,290
  Additional paid-in
   capital..............  16,589,097    18,644,205    22,478,710     22,478,710
  Stock subscriptions
   receivable...........     (67,444)     (294,895)     (355,173)      (355,173)
  Retained earnings.....   6,397,104    30,335,189    35,594,324     26,693,838
                         -----------  ------------  ------------   ------------
    Total stockholders'
     equity.............  23,271,468    49,059,049    58,118,151     49,217,665
                         -----------  ------------  ------------   ------------
    Total liabilities
     and stockholders'
     equity............. $78,910,995  $125,438,147  $119,214,677   $117,797,963
                         ===========  ============  ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN BILLINGS, RAMSEY GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------  ------------------------
                            1994         1995         1996         1996         1997
                         -----------  ----------- ------------  ----------- ------------
                                                                      (UNAUDITED)
Revenues:
  Investment banking.... $30,579,193  $16,075,113 $ 55,158,579  $25,614,880 $ 67,091,288
  Corporate finance.....  14,426,555    7,224,266   10,361,515    4,370,703   38,617,810
  Principal transac-
   tions................   9,903,251   20,077,397   25,465,898   18,156,968   11,994,020
  Agency commissions....   1,935,375    4,483,188    7,554,520    5,059,119    7,898,054
  Asset management......     443,567    6,747,607    7,808,617    2,636,001    6,255,299
  Interest and divi-
   dends................   1,712,542    2,557,774    3,553,933    2,381,739    3,061,456
                         -----------  ----------- ------------  ----------- ------------
    Total revenues......  59,000,483   57,165,345  109,903,062   58,219,410  134,917,927
Expenses:
  Compensation and bene-
   fits.................  42,811,016   33,480,839   61,503,652   28,604,341   85,138,035
  Business development
   and professional
   services.............  11,384,268    5,617,699   11,481,557    4,729,600   13,395,319
  Clearing and brokerage
   fees.................   1,473,900    2,350,033    3,484,063    2,313,856    3,137,845
  Occupancy and equip-
   ment.................     944,184    1,186,724    1,682,526    1,102,971    1,933,813
  Communications........     763,597      823,201    1,109,001      798,504    1,535,790
  Interest expense......   1,772,912    1,523,368    2,665,171    2,039,050    2,301,035
  Other operating ex-
   penses...............   1,665,446    2,744,712    3,139,007    1,854,986    3,646,373
                         -----------  ----------- ------------  ----------- ------------
    Total expenses......  60,815,323   47,726,576   85,064,977   41,443,308  111,088,210
                         -----------  ----------- ------------  ----------- ------------
    Net income (loss)... $(1,814,840) $ 9,438,769 $ 24,838,085  $16,776,102 $ 23,829,717
                         ===========  =========== ============  =========== ============
Pro forma statements of
 operations data (unau-
 dited) (Note 2):
  Net income, as
   reported.............                          $ 24,838,085              $ 23,829,717
  Pro rata S Corporation
   distribution.........                             6,500,000                   --
  Pro forma income tax
   provision............                           (12,628,000)               (9,782,381)
  Other pro forma ad-
   justment (Note 2)....                            (1,416,000)               (1,416,000)
                                                  ------------              ------------
  Pro forma net income..                          $ 17,294,085              $ 12,631,336
                                                  ============              ============
  Pro forma net income
   per share............                          $       0.44              $       0.32
                                                  ============              ============
  Weighted average
   shares outstanding...                            39,474,617                39,850,487
                                                  ============              ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          (ACCUM.
                         NUMBER OF           ADDITIONAL      STOCK       DEFICIT)/
                           COMMON   COMMON    PAID-IN    SUBSCRIPTIONS   RETAINED
                           SHARES    STOCK     CAPITAL     RECEIVABLE     EARNINGS       TOTAL
                         ---------- -------- ----------- -------------- ------------  ------------
Balances, December 31,
 1993................... 33,908,820 $339,089 $11,276,303   $   (3,420)  $ (1,121,053) $ 10,490,919
 Net loss...............        --       --          --           --      (1,814,840)   (1,814,840)
 Issuance of common
  stock.................    649,440    6,494     191,922          --             --        198,416
 Capital contributions..        --       --    5,016,000          --             --      5,016,000
 Repayment of stock
  subscription
  receivable............        --       --          --         3,420            --          3,420
 Distributions..........        --       --          --                       (5,772)       (5,772)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1994................... 34,558,260  345,583  16,484,225          --      (2,941,665)   13,888,143
 Net income.............        --                                         9,438,769     9,438,769
 Issuance of common
  stock.................    712,800    7,128     104,872      (67,444)           --         44,556
 Capital contributions..        --       --          --           --             --            --
 Repayment of stock
  subscription
  receivable............        --       --          --           --             --            --
 Distributions..........        --       --          --           --        (100,000)     (100,000)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1995................... 35,271,060  352,711  16,589,097      (67,444)     6,397,104    23,271,468
 Net income.............        --       --          --           --      24,838,085    24,838,085
 Issuance of common
  stock.................  2,183,940   21,839   1,156,243     (251,427)           --        926,655
 Capital contributions..        --       --      898,865          --             --        898,865
 Repayment of stock
  subscription
  receivable............        --       --          --        23,976            --         23,976
 Distributions..........        --       --          --           --        (900,000)     (900,000)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1996................... 37,455,000  374,550  18,644,205     (294,895)    30,335,189    49,059,049
 Net income (unaudited).        --       --          --           --      23,829,717    23,829,717
 Issuance of common
  stock (unaudited).....  2,574,000   25,740   3,658,123     (292,111)           --      3,391,752
 Capital contributions
  (unaudited)...........        --       --      176,382          --             --        176,382
 Repayment of stock
  subscription
  receivable
  (unaudited)...........        --       --          --       231,833            --        231,833
 Distributions
  (unaudited)...........        --       --          --           --     (18,570,582)  (18,570,582)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, September 30,
 1997 (unaudited)....... 40,029,000 $400,290 $22,478,710   $ (355,173)  $ 35,594,324  $ 58,118,151
                         ========== ======== ===========   ==========   ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                         ---------------------------------------  --------------------------
                            1994          1995          1996          1996          1997
                         -----------  ------------  ------------  ------------  ------------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)...... $(1,814,840) $  9,438,769  $ 24,838,085  $ 16,776,102  $ 23,829,717
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities--
 Income and special
  allocations on
  investments in
  limited partnerships..     (54,968)     (774,299)   (3,974,352)     (540,320)   (4,255,769)
 Depreciation and
  amortization..........     295,978       438,979       625,167       411,552       683,587
 Loss on disposition of
  assets................      37,416           --         53,249           --            --
 Changes in operating
  assets:
  Receivables--
   Due to/from brokers,
    dealers and clearing
    organizations, net..   3,385,657    10,904,877   (18,721,627)  (17,284,142)  (12,246,924)
   Underwritings........   1,927,231       537,087    (7,177,291)     (454,279)    1,131,441
   Asset management
    fees................     191,058    (5,080,357)    3,766,524     2,611,205      (318,066)
   Other................     (86,779)      (40,096)     (375,944)     (378,985)      (60,427)
  Marketable trading
   account securities...  (9,444,047)  (20,146,757)  (22,491,427)    4,488,730    29,294,035
  Prepaid expenses and
   other assets.........      12,762    (1,296,694)     (129,289)     (134,663)      739,563
  Insurance deposit.....         --     (3,700,000)   (5,716,929)          --       (495,254)
 Changes in operating
  liabilities:
  Trading account
   securities sold but
   not yet purchased....   1,640,405     3,535,970    33,441,401       926,624   (28,570,495)
  Net proceeds
   (repayments) from
   short-term
   subordinated
   revolving
   borrowings...........         --     10,000,000     5,000,000   (10,000,000)  (15,000,000)
  Proceeds from
   (repayments) short-
   term line of credit..     250,000     2,900,000     3,750,000    (3,250,000)    7,500,000
  Accounts payable and
   accrued expenses.....   1,260,672    11,008,474    (3,876,598)   (7,051,063)    1,831,626
  Accrued compensation
   and benefits.........     286,747       604,791     1,966,926     4,148,563    19,220,444
  Other.................      (5,933)       58,311        52,968        39,847       (18,537)
                         -----------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) operating
    activities..........  (2,118,641)   18,389,055    11,030,863    (9,690,829)   23,264,941
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
 INVESTMENT ACTIVITIES:
 Purchases of fixed
  assets................  (1,939,050)     (458,883)   (1,798,153)   (1,340,393)   (1,043,970)
 Investments in limited
  partnerships..........     (50,000)      (58,000)     (500,000)     (500,000)     (425,000)
 Withdrawals from
  limited partnerships..     134,666         6,487           --            --        212,937
 Net purchase (sales) of
  short-term
  investments...........  (1,989,060)   (7,980,194)        7,900      (113,225)     (104,970)
                         -----------  ------------  ------------  ------------  ------------
   Net cash (used in)
    investing
    activities..........  (3,843,444)   (8,490,590)   (2,290,253)   (1,953,618)   (1,361,003)
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings of long-term
  subordinated loans....   1,092,042           --      1,126,627       232,411           --
 Repayments of long-term
  subordinated loans....     (29,157)     (119,871)     (155,510)      (83,147)     (245,611)
 Proceeds from issuance
  of common stock,
  including repayments
  on stock subscriptions
  receivable............     201,836        44,556       950,631     1,424,140     3,623,585
 Capital contributions..   5,016,000           --        527,615           --        176,382
 Distributions..........      (5,772)      (44,556)     (900,000)          --    (18,570,582)
                         -----------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) financing
    activities..........   6,274,949      (119,871)    1,549,363     1,573,404   (15,016,226)
                         -----------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............     312,864     9,778,594    10,289,973   (10,071,043)    6,887,712
Cash and cash
 equivalents, beginning
 of year................     299,326       612,190    10,390,784    10,390,784    20,680,757
                         -----------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 year................... $   612,190  $ 10,390,784  $ 20,680,757  $    319,741  $ 27,568,469
                         ===========  ============  ============  ============  ============
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Contribution from
  stockholders' of
  ownership interest in
  FBR Investments, LLC.. $       --   $        --   $    371,250  $        --   $        --
                         ===========  ============  ============  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND
                              1997, IS UNAUDITED)

1. ORGANIZATION AND NATURE OF OPERATIONS:

 Organization

  Friedman, Billings, Ramsey Group, Inc., a Delaware corporation incorporated in 1996 (hereafter referred to as the "Old Holding Company"), is the sole parent holding company for two subsidiary holding companies, Friedman, Billings, Ramsey Capital Markets, Inc. ("FBRCM") and Friedman, Billings, Ramsey Asset Management , Inc. ("FBRAM"). FBRCM is the sole parent company of Friedman, Billings, Ramsey & Co., Inc. ("FBRC"), FBR Direct, Inc. ("FBR Direct") and Friedman, Billings, Ramsey International, Limited ("FBR International"). FBRAM is the sole parent company of Friedman, Billings, Ramsey Investment Management Company ("FBRIM"), FBR Offshore Management, Inc. ("FBR Offshore"), FBR Investment Management (Bermuda) Ltd. ("FBR Bermuda"), FBR Fund Advisers, Inc. ("FBR Fund Advisers"),, and FBR Venture Capital Managers, Inc. The operating subsidiaries of FBRCM and FBRAM are hereafter collectively referred to as the "Operating Entities".

  Effective January 1, 1997, all of the shareholders of the Operating Entities exchanged all of their outstanding stock in the Operating Entities for all of the outstanding stock of the Old Holding Company. As of and for all periods prior to the exchange, each of the Operating Entities was owned directly by the same shareholder group, consisting of the Company's officers, directors, and key employees, in substantially the same proportion. At least 75 percent of the outstanding stock of the Operating Entities was, at all times prior to the exchange, owned by the same three shareholders. After the exchange, the same shareholder group owned all of the outstanding stock of the Old Holding Company, in substantially the same proportion to their interests in the Operating Entities. No new minority interests were created in the exchange. In addition, prior and subsequent to the exchange, the Operating Entities were operated by substantially the same management group. As a result of the common ownership and management both prior and subsequent to the exchange, the financial statements as of and prior to December 31, 1996, include the combined operations of the Operating Entities, without revaluation.

  The primary objectives of the restructuring were (i) to simplify the ownership structure of the Operating Entities, (ii) to form groups of companies concentrated in similar business activities and (iii) to facilitate the availability and reduce the cost of capital.

  FBRC is a member of the National Association of Securities Dealers, Inc. FBRC acts as an introducing broker executing transactions primarily for institutional customers and forwards all such transactions to clearing brokers on a fully disclosed basis. FBRC does not hold funds or securities for, or owe funds or securities to, customers. Any funds or securities received by FBRC are promptly forwarded to its clearing broker.

  FBRC receives investment banking revenues from underwriting public offerings of debt and equity securities for corporations, real estate investment trusts ("REITS") and other issuers. These revenues are comprised of selling concessions and management and underwriting fees. FBRC also receives corporate finance fees from private placement offerings and from providing merger and acquisition, financial restructuring, and other advisory services. FBRC concentrates its investment banking activities primarily on bank, thrift and specialty finance institutions, technology companies and REITS.

  FBRIM is a registered investment adviser that acts as the general partner of investment limited partnerships and also manages investment accounts. FBRIM owns 100 percent of FBR Investments LLC ("FBR Investments"), a limited liability company formed in Virginia in 1996.

  FBR Offshore extends asset management services to non-U.S. investors. FBR Offshore is a registered investment adviser. FBR Offshore acts as the investment adviser to the FBR Opportunity Fund, Ltd. (the "Offshore Fund"), a Bermuda company formed to provide a pooled investment vehicle for non-U.S. investors. The Offshore Fund invests primarily in securities of U.S. issuers. The Offshore Fund is managed by FBR Bermuda.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)


  FBR Fund Advisers is a registered investment adviser formed to provide investment advisory services to The FBR Family of Funds, an open end, investment company, currently consisting of three series of mutual funds. The funds' registration became effective on December 30, 1996, and they began investment activities on January 2, 1997.

 Recapitalization

  Immediately prior to the effectiveness of the proposed offering contemplated by this prospectus, the Old Holding Company and its subsidiaries intend to terminate their status as subchapter S corporations and convert to subchapter C corporations as defined under the Internal Revenue Code (the "Conversion"). Prior to the Conversion, and as discussed in Note 2, the Old Holding Company intends to distribute to its shareholders amounts at least equal to the total amount of federal and state taxes payable on the Company's earnings for the period from January 1, 1997, through the date of the Conversion. Prior to the Conversion, the Old Holding Company will be merged with and into a newly formed Virginia holding company (the "Company") with the Company as the surviving corporation. As a result of the merger, shareholders of the Company will receive 330 shares of Class B Common Stock of the Company for each share in the Old Holding Company.

  The effects of the proposed reorganization have been given retroactive application in the consolidated financial statements for all periods presented.

  The Company has authorized the issuance of up to 50 million shares of Class B Common Stock, par value $0.01 per share; 40 million shares of Class A Common Stock, par value $0.01 per share; and 10 million shares of undesignated preferred stock. Holders of the Class A and Class B Common Stock are entitled to one vote and three votes per share, respectively, on all matters voted upon by the shareholders. Shares of Class B Common Stock convert automatically into shares of Class A Common Stock upon sale or transfer of such shares to certain third parties not affiliated with the Company. The Company's Board of Directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the terms and rights of the preferred stock. Such actions by the Board of Directors could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of the Company or make removal of management more difficult. At present, the Company has no plans to issue any of the preferred stock.

 Nature of Operations

  The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as underwriting and investment banking, principal and agency securities trading transactions, money management and long-term equity investing, primarily in the United States. The operations related to the Company's foreign entities are not material to these consolidated financial statements.

  The securities industry generally and in specifically volatile or illiquid markets, is subject to numerous risks, including the risk of losses associated with the underwriting, ownership, and trading of securities and the risks of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing or negative economic trends, such as inflation or interest rate volatility, political trends, such as regulatory and legislative changes, and overall or specific market trends can influence the liquidity and value of the Company's investments, and impact the level of security offerings underwritten by the Company, all of which could adversely affect the Company's revenues and profitability.

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. Underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)

While the Company has never been subject to such litigation, in recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends actively to defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits against the Company could materially affect the Company's operating results and financial condition.

  The Company's historical revenues have been derived primarily from investment banking transactions in the financial services, technology, and real estate industries. As a result of the Company's dependence on specific sectors, any downturn in the market for securities in these sectors could adversely impact the Company's results of operations and financial condition.

  A substantial portion of the Company's revenues in a year may be derived from a small number of investment banking transactions or may be concentrated in a particular industry. During 1996, there were no transactions which exceeded 10 percent of the Company's revenues. Revenues derived from one underwriting during 1995 represented approximately 15 percent of the Company's 1995 revenues. Revenues derived from two investment banking transactions for one group of client entities during 1994 represented approximately 40 percent of the Company's 1994 revenues. Revenues derived from two unrelated investment banking transactions accounted for approximately 13 percent and 11 percent of the Company's revenues for the nine months ending September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  All significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenues

  Investment banking fees are recorded as revenue at the time the underwriting is completed and the income is reasonably determinable. Corporate finance and advisory fees are recorded as revenue when the related services have been rendered and the client is contractually obligated to pay.

  Commission income and expenses are recorded on a trade date basis. Securities transactions of the Company are recorded on a trade date basis.

  Trading and investment account securities are valued at fair market value. The resulting difference between cost and fair market value is included in income. Net unrealized gains (losses) included in principal transaction revenues were approximately $1,155,000 in 1994, $405,000 in 1995, $141,000 in
1996, and $108,583 and $(474,468) for the nine-month periods ended September 30, 1996 and 1997, respectively.

 Interim Financial Statements

  The accompanying consolidated balance sheet as of September 30, 1997, and the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows for the nine months ended September 30, 1996 and 1997, have been prepared by the Company, are unaudited, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for an entire year.

 Pro Forma Net Income (Loss) Per Share (Unaudited)

  Pro forma net income (loss) is based on the assumption that the Company's subchapter S corporation status was terminated at the beginning of each year. Pro forma net income per share also gives effect to $1.4 million of

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)

compensation expense that the Company will record upon the effectiveness of the offering for the termination of the book value stock repurchase provisions related to shares issued in January of 1997.

  The calculation of weighted average shares outstanding is based on the weighted average shares outstanding during the period. In addition and in accordance with SEC Staff Accounting Bulletin No. 83, weighted average shares outstanding for all periods presented also includes those shares issued within one year of the initial public offering date.

  Primary income or loss per share data is not presented as it would not materially differ from the amounts presented.

 Pro Forma Balance Sheet (Unaudited)

  The pro forma financial information gives effect to a $7,483,772 million distribution for estimated federal and state taxes payable by existing shareholders on the Company's earnings through September 30, 1997. On a pro forma basis, this amount is recorded as accrued dividends payable. The pro forma balance sheet also gives effect for the recognition of approximately $1.4 million of compensation expense in conjunction with the termination of the book value stock repurchase provisions related to shares issued in January of 1997. The deferred tax liability that would have been recorded if the Company had terminated its subchapter S corporation status as of September 30, 1997 would not have been material.

 Fair Value of Financial Instruments

  The Financial Accounting Standards Board Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Market Value of Financial Instruments," requires the Company to report the fair market value of financial instruments, as defined. Substantially all of the Company's financial assets and liabilities are carried at fair market value or contracted amounts which approximate fair market value except for securities sold but not yet purchased from underwriting activities. Securities sold but not yet purchased from underwriting activities relate to unexercised underwriter's over-allotment options and are valued at the net proceeds actually due and paid the issuers upon the subsequent exercise of these options.

 Cash Equivalents and Supplemental Cash Flow Information

  The Company considers as cash equivalents all highly liquid investments, with an original maturity of three months or less, not held for sale in the ordinary course of business and not part of the Company's trading activities. Cash payments for interest approximated interest expense for the years ended December 31, 1994, 1995, and 1996, and for the nine months ended September 30, 1996 and 1997.

 Short-Term Investments

  Short-term investments consist primarily of U.S. Treasury obligations with original maturities of up to six months.

 Furniture, Equipment and Leasehold Improvements

  Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of five years and leasehold improvements are amortized using the straight-line method over the shorter of their useful life or applicable lease term. Amortization of purchased software is recorded over its estimated useful life of three years.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)


RENT

  The Company's office leases provide that for certain periods during the lease terms, no base rental payments are due. During these periods, the Company accrues rent expense based on the average effective monthly base rent over the entire lease terms.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT AUTHORITATIVE PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 requires an enterprise to report certain additional financial and descriptive information about its reportable operating segments.

  Management does not expect that the implementation of either SFAS No. 130 or No. 131 will have a material impact on the Company's consolidated financial position or results of future operations.

  In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued after December 15, 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. As of September 30, 1997, there were no potentially dilutive securities issued or outstanding. As a result, the adoption of SFAS No. 128 will have no effect on the calculation and presentation of net income (loss) per share prior to the future issuance of potentially dilutive securities.

3. INCOME TAXES:

  For Federal income tax purposes, the Company and all of its subsidiaries including the Operating Entities, with the exception of FBR Investments, which is a limited liability corporation ("LLC"), FBR Bermuda (a Bermuda Company) and FBR International, (an English company), have elected by unanimous consent of their shareholders to be taxed as subchapter S corporations under the Internal Revenue Code. Subchapter S corporations and LLCs are not taxed on their income; rather their income or loss pass directly through to their shareholders (or members in the case of LLCs). As a result, there is no provision for income taxes in these financial statements.

  In connection with the proposed initial public offering and as discussed in Notes 1 and 2, the Company will terminate its subchapter S Corporation status and will become subject to corporate income taxes. Accordingly, the accompanying consolidated statements of operations include unaudited pro forma adjustments for income tax expense, which would have been recorded had the Company been subject to federal and state corporate income taxes.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)


4. SECURITIES OWNED AND SOLD BUT NOT YET PURCHASED:

  Marketable trading and investment account securities owned and trading account securities sold but not yet purchased as of December 31, 1995 an 1996, and September 30, 1997, consist of securities at quoted market values, as stated below:

                                          DECEMBER 31,
                         -----------------------------------------------
                                  1995                    1996              SEPTEMBER 30,1997
                         ----------------------- ----------------------- -----------------------
                                        SOLD                    SOLD                    SOLD
                                     BUT NOT YET             BUT NOT YET             BUT NOT YET
                            OWNED     PURCHASED     OWNED     PURCHASED     OWNED     PURCHASED
                         ----------- ----------- ----------- ----------- ----------- -----------
Corporate stocks........ $19,309,337 $4,962,148  $25,077,583 $ 7,042,195 $13,294,796 $ 5,950,252
Corporate bonds.........  13,212,084  1,410,262   29,935,265  32,771,616  12,424,017   5,293,064
                         ----------- ----------  ----------- ----------- ----------- -----------
                         $32,521,421 $6,372,410  $55,012,848 $39,813,811 $25,718,813 $11,243,316
                         =========== ==========  =========== =========== =========== ===========

  Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, creates a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the amount recognized in the consolidated balance sheets.

5. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

  Furniture, equipment and leasehold improvements, net of accumulated depreciation and amortization, summarized by major classification are as follows:

                                          DECEMBER 31,        SEPTEMBER 30,
                                     -----------------------  -------------
                                        1995        1996         1997
                                     ----------  -----------  -----------
   Furniture and equipment.......... $2,213,920  $ 3,096,838  $ 4,062,511
   Leasehold improvement............    585,772    1,320,283    1,398,579
                                     ----------  -----------  -----------
                                      2,799,692    4,417,121    5,461,090
   Less--Accumulated depreciation
    and amortization................   (816,426)  (1,314,118)  (1,997,703)
                                     ----------  -----------  -----------
                                     $1,983,266  $ 3,103,003  $ 3,463,387
                                     ==========  ===========  ===========

6. INSURANCE DEPOSIT:

  In 1995 and 1996, the Operating Entities purchased a directors and officers liability and errors and omissions insurance policy. In accordance with the terms of the policy agreement, which provides for the commutation of a portion of the total premium back to the policy holders under certain circumstances, the net amount of the premiums paid, less expense charges and policy claims made, is recorded as an insurance deposit in the financial statements at December 31, 1995 and 1996, and September 30, 1997.

7. PROFIT SHARING PLAN:

  The Company maintains a qualified 401(k) profit sharing plan. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, the Company may make matching contributions and discretionary contributions from profits. Contributions totaling approximately $492,000 were made for 1994. There were no Company contributions made in 1995 or 1996 or for the nine-month period ended September 30, 1997.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)


8. INVESTMENTS IN LIMITED PARTNERSHIPS:

  FBRIM is the managing partner of FBR Ashton, Limited Partnership ("Ashton"), FBR Weston, Limited Partnership ("Weston"), FBR Braddock, L.P. ("Braddock"), FBR Harness, L.P. ("Harness"), and FBR Private Equity Fund, L.P. ("Private Equity," formed in 1996). All of these partnerships were formed for the purpose of investing in securities. The assets of partnerships are principally comprised of investments in publicly traded securities marked to market value. The Company carries its investment in the partnerships at their fair value. The Company's ownership interest as of September 30, 1997 in Ashton, Weston, Braddock, Harness and Private Equity approximated 4%, 9%, 8%, 3%, and 1%, respectively.

  Certain of the Company's subsidiaries as investment advisers, receive management fees for the management of the business and affairs of limited partnerships or investment companies, based upon the amount of assets under management, as well as incentive performance fees or special allocations of net income based upon the operating results. As investment adviser to the Offshore Fund, the Company may elect on an annual basis, to defer receipt of its performance fee, for a ten-year period in which the deferred fee is reinvested in the Offshore Fund and indexed to fund performance.

  Asset management fees receivable represent that portion of management and performance fees, and special allocations actually due and payable to the Company as of December 31, 1995, 1996, and September 30, 1997. Incentive performance fees and special allocations are calculated on at least an annual period, which generally coincides with the calendar year. As of September 30, 1997 unrecorded performance fees and special allocations approximated $12,900,000. As the ultimate amount of such fees may vary with future performance, these fees and allocations are not recorded as revenue until such time as they become due and payable.

  The Company earned brokerage commissions of approximately $481,000 in 1994, $1,435,000 in 1995, and $1,847,000 in 1996 from these investment partnerships. Commissions for the nine-month periods ended September 30, 1996 and 1997, approximated $1,120,000 and $935,000, respectively.

9. BORROWINGS:

  The Company has three long-term subordinated loans, each requiring fixed monthly principal and interest payments plus additional periodic principal payments, if necessary, in order to compensate for increases in the loans' adjustable interest rates. Each loan bears interest at an annual rate of 2.48 percent plus the one month commercial paper rate for the preceding month (7.98 percent at September 30, 1997). The loans are secured by certain furniture, equipment and leasehold improvements of the Company and are individually guaranteed by the Company's three largest shareholders. The loans amortize through June 2001, October 2001, and February 2002 according to the following scheduled principal maturities:

      YEAR                                                              AMOUNT
      ----                                                            ----------
      1997........................................................... $  341,131
      1998...........................................................    360,000
      1999...........................................................    387,000
      2000...........................................................    418,000
      2001...........................................................    390,000
      Thereafter.....................................................     18,000
                                                                      ----------
                                                                      $1,914,131
                                                                      ==========

  During 1995 and 1996, the Company met its short-term capital needs by drawing on two unsecured subordinated revolving loan agreements from its clearing broker and an affiliate of its clearing broker, aggregating $20,000,000 and $25,000,000, respectively. In addition, in December 1996, a third unsecured

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)

subordinated revolving loan agreement in the amount of $15,000,000 was obtained by the Company from its clearing broker, making total available, committed subordinated revolving loans to the Company at December 31, 1996, of $40,000,000. The subordinated revolving loan agreements expire as follows:
$15,000,000 in July 1998; $10,000,000 in October 1998; and $15,000,000 in
December 1997. These loans are guaranteed by certain shareholders of the Company.

  At December 31, 1995, 1996, and September 30, 1997, $10,000,000,
$15,000,000, and $0, respectively, was outstanding under the Company's subordinated revolving loan agreements. The interest rate on borrowings under these agreements is equal to the Broker's Call Rate plus 2.0 percent (8.5 percent at September 30, 1997).

  The subordinated borrowings are available in computing net capital under the Securities and Exchange Commission's Uniform Net Capital Rule (the "Net Capital Rule").

  In December 1996, the Company obtained an unsecured $10,000,000 line of credit facility from a bank, of which $7,000,000 and $8,500,000 was drawn and outstanding at December 31, 1996 and September 30, 1997, respectively. The line, which expires in January 1998, has a variable interest rate equal to the London InterBank Offered Rate ("LIBOR") plus 2.25 percent (7.9 percent at September 30, 1997). Borrowings under this line are not available in computing net capital under the Net Capital Rule. The loan is individually guaranteed by certain shareholders of the Company.

  As of September 30, 1997, the Company had outstanding a $6,000,000 unsecured note payable with an insurance company. The note payable matures on November 30, 1997 and bears interest at rate 8.25 percent per annum.

10. NET CAPITAL COMPUTATION:

  FBRC is subject to the Net Capital Rule, which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At December 31, 1995, the Company had net capital of $15,286,024, which was $14,684,024 in excess of its required net capital of $602,000. The Company's net capital ratio was .93 to 1 at December 31, 1995. At December 31, 1996, the Company had net capital of $14,369,605, which was $13,127,173 in excess of its required net capital of $1,242,432. The Company's net capital ratio was 1.30 to 1 at December 31, 1996. As of September 30, 1997, FBRC had net capital of $31,523,605, which was $29,299,200 in excess of its required net capital of $1,482,936. The Company's net capital ratio was .71 to 1 at September 30, 1997.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

  The securities which the Company trades are primarily traded in United States markets. As of December 31, 1996, the Company had not entered into any transactions involving financial instruments, such as financial futures, forward contracts, options, or swaps or derivatives, which would expose the Company to significant related off-balance-sheet risk.

  Market risk to the Company is primarily caused by movements in interest rates or market prices of the Company's trading and investment account securities. Market risk is also caused by volatility and possible illiquidity in markets in which the Company trades its financial instruments. The Company seeks to control market risk primarily through monitoring procedures and/or entering into offsetting positions. The Company's principal transactions are primarily short and long debt and equity transactions in publicly traded securities.

  The Company functions as an introducing broker whereby the Company places and executes customer orders. The orders are then settled by an unrelated clearing organization which also maintains custody of the customer's securities and provides financing to the customer.

  Through indemnification provisions in the Company's agreements with its clearing organizations and brokers, the Company's customer activities may expose it to off-balance-sheet credit risk. The Company may

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)

have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities through customer screening and selection procedures as well as through the Company's clearing organization's requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

  Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its investment banking activities, may involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers and issues which have low trading volumes, and expose the Company to a higher degree of risk than is associated with investment grade instruments.

12. COMMITMENTS AND CONTINGENCIES:

LEASES

  The Company leases premises under long-term lease agreements requiring minimum annual rental payments with annual adjustments based upon increases in the consumer price index, plus the pass-through of certain operating and other costs above a base amount.

  Future minimum aggregate annual rentals payable under these noncancelable leases and rentals for certain equipment leases for the years ending December 31, 1997 through 2001 and the aggregate amount thereafter, are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
      1997......................................................... $1,106,000
      1998.........................................................  1,081,000
      1999.........................................................  1,067,000
      2000.........................................................  1,071,000
      2001.........................................................    979,000
      Thereafter...................................................  2,365,000
                                                                    ----------
                                                                    $7,669,000
                                                                    ==========

  Equipment and office rent expense, including operating cost pass-throughs for 1994, 1995, and 1996 was approximately $656,000, $773,000, and $941,000, respectively, and approximately $560,000 and $886,000 for the nine month periods ended September 30, 1996 and 1997, respectively.

 Underwriting Activities

  In the normal course of business, the Company enters into underwriting commitments. Any transactions relating to such commitments as of September 30, 1997, were satisfied subsequent to that date in 1997.

 Stock Repurchase Agreements

  All of the Company's shareholders are subject to the terms of the Shareholders Agreement dated January 1, 1997. The Shareholder Agreement, under certain circumstances requires the Company to repurchase the shareholder's stock or requires that a shareholder offer his or her stock to the Company prior to sale to a third party, at book value, which is the same as the issuance price. These repurchase provisions will be terminated in connection with an initial public offering.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)


 Litigation

  The Company was the defendant in litigation involving a former client. The suit was settled in 1996. No damages or other payments except for the Company's legal fees, were paid in connection with the settlement.

13. DISTRIBUTIONS:

  At December 31, 1996, the Company declared and made distributions of $900,000 to its shareholders, which, in turn, were contributed as equity to affiliated entities as follows: FBRIM, $375,000; FBR Fund Advisers, $325,000; and FBR Offshore, $200,000.

  In 1997, the Company declared and made distributions totaling $9,570,572 and $9,000,010 to its shareholders of record on December 31, 1996, and January 1, 1997, respectively.

14. SUBSEQUENT EVENTS:

  In conjunction with and upon effectiveness of the offering, the Company intends to adopt the following stock and option plans.

 1997 Stock Incentive Plan

  Under the 1997 Stock Incentive Plan the Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to an undetermined number of shares of Class A Common Stock to participants in the 1997 Plan. The 1997 Plan will have a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.

 Director Stock Compensation Plan

  Under the Director Stock Compensation Plan ("the Director Plan"). The Company may grant options or stock (in lieu of annual "Director Fees") up to an undetermined number of shares of Class A Common Stock. Options granted under the Director Plan will vest upon the first anniversary of the grant and are exercisable up to 10 years from the date of grant. All options and stock awarded under the Director Plan are nontransferable other than by will or the laws of descent and distribution.

 Employee Stock Purchase Plan

  Under the 1997 Employee Stock Purchase Plan (the "Purchase Plan") an undetermined number of shares of Class A Common Stock will be reserved for future issuance of stock. The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions at a price equal to 85 percent of the lower of fair market value of the common stock on the first day of the period or the last day of the offering period.

                      -----------------------------------
                      -----------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................    7
The Company...............................................................   14
Background of the Offering................................................   15
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   21
Business..................................................................   28
Management................................................................   42
Principal and Selling Shareholders........................................   54
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   57
Legal Matters.............................................................   58
Experts...................................................................   58
Additional Information....................................................   58
Index to Consolidated Financial Statements                                  F-1

  UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      -----------------------------------
                      -----------------------------------

                      -----------------------------------
                      -----------------------------------

                                    SHARES


         [LOGO OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC APPEARS HERE]

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                             CLASS A COMMON STOCK

                                --------------

                                  PROSPECTUS

                                --------------

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                            LAZARD FRERES & CO. LLC

                                        , 1997

                      -----------------------------------
                      -----------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Class A Common Stock being registered.

                                              AMOUNT TO BE     AMOUNT TO BE
                                                PAID BY        PAID BY THE
                                              THE COMPANY  SELLING STOCKHOLDERS
                                              ------------ --------------------
      SEC registration fee...................    $                $
      NASD filing fee........................
      New York Stock Exchange listing fee....
      Printing and engraving.................
      Legal fees and expenses................
      Accounting fees and expenses...........
      Blue sky fees and expenses.............
      Transfer agent and registrar fees and
       expenses..............................
      Miscellaneous..........................
                                                 ------           ------
      Total..................................    $                $
                                                 ======           ======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholder, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

  The Articles of Incorporation of the undersigned Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Immediately prior to the offering contemplated hereby, the Registrant issued
an aggregate of        shares of its Class B common stock, par $.01 per share,
to the Selling Shareholders in exchange for all of their shares of common stock of Friedman, Billings, Ramsey Group, Inc., a Delaware corporation, which was merged with and into the Registrant immediately prior to the offering. There were no underwriters, brokers or finders employed in connection with these transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
  1.01   --Form of Underwriting Agreement.*
  2.01   --Voting Trust Agreement.*
  2.02   --Shareholders Agreement.*
  3.01   --Registrant's Articles of Incorporation.*
  3.02   --Registrant's Bylaws.*
  4.01   --Form of Specimen Certificate for Registrant's Class A Common Stock.*
  5.01   --Form of Opinion of    .*
 10.01   --Merger Agreement for Reincorporation Merger.*
 10.02   --Stock Plans; Material Contracts, Leases, Etc.
 11.01   --Computation of Per Share Earnings.*
 12.01   --List of Subsidiaries of the Registrant.*
 23.01   --Consent of Independent Public Accountants.
 23.02   --Consent of Counsel (included in Exhibit 5.01).
 24.01   --Power of Attorney (see page II-4 of this Registration Statement).
 27.01   --Financial Data Schedule.

---------------------
* To be provided by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth
of Virginia, on the     day of       1997.

                                         Friedman, Billings, Ramsey Group,
                                         Inc.

                                         By:
                                              -------------------------------

                               POWER OF ATTORNEY

  Know all men by these presents, that each of the undersigned does hereby constitute and appoint Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the
day of      , 1997.

                   SIGNATURE                            TITLE

            /s/ Emanuel J. Friedman              Chairman of the
      ------------------------------------       Board of Directors,
             (EMANUEL J. FRIEDMAN)               Chief Executive
                                                 Officer (Principal
                                                 Executive Officer)

              /s/ Eric F. Billings               Vice Chairman of
      ------------------------------------       the Board of
               (ERIC F. BILLINGS)                Directors and Chief
                                                 Operating Officer

             /s/ W. Russell Ramsey               President and Secretary
      ------------------------------------
              (W. RUSSELL RAMSEY)

              /s/ Eric Y. Generous               CFO (Principal
      ------------------------------------       Financial Officer)
               (ERIC Y. GENEROUS)

             /s/ Kurt R. Harrington              Treasurer (Principal
      ------------------------------------       Accounting Officer)
              (KURT R. HARRINGTON)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01    -- Form of Underwriting Agreement.*
  2.01    -- Voting Trust Agreement.*
  2.02    -- Shareholders Agreement.*
  3.01    -- Registrant's Articles of Incorporation.*
  3.02    -- Registrant's Bylaws.*
             Form of Specimen Certificate for Registrant's Class A Common
  4.01    -- Stock.*
  5.01    -- Form of Opinion of     .*
 10.01    -- Merger Agreement.*
 10.02    -- Stock Plans; Material Contracts, Leases, Etc.
 11.01    -- Computation of Per Share Earnings.
             Letter from Arthur Andersen, LLP regarding unaudited interim
 15.01    -- financial information.*
 12.01    -- List of Subsidiaries of the Registrant.*
 23.01    -- Consent of Independent Public Accountants.
 23.02    -- Consent of Counsel (included in Exhibit 5.01).
 24.01    -- Power of Attorney (see page II-4 of this Registration Statement).
 27.01    -- Financial Data Schedule.

---------------------
* To be provided by amendment.